UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Calumet Specialty Products Partners, L.P.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Calumet Specialty Products Partners, L.P.

November 2, 2015

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Calumet Specialty Products Partners, L.P. (the “Partnership”) to be held on December 10, 2015, at 2:00 p.m. Eastern Time, at the Embassy Suites, 3912 Vincennes Road, Indianapolis, Indiana, 46268. The board of directors of Calumet GP, LLC (the “general partner”), our general partner, which we refer to as our board of directors, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following proposals:

•	a proposal (the “LTIP Proposal”) to approve an amendment and restatement of the Partnership’s Amended and Restated Long-Term Incentive Plan (the “LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, the total number of common units available for delivery with respect to awards under the LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units; and

•	a proposal (the “Adjournment Proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal.

Our board of directors has unanimously approved the amendment and restatement of the LTIP (the “Restated LTIP”). Our board of directors believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the common unitholders approve the Restated LTIP. We are seeking approval to provide for, among other things, additional common units for future delivery with respect to awards granted to employees, consultants and directors of the general partner or its affiliates under the LTIP. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A.

Your vote is very important. Even if you plan to attend the special meeting, we urge you to promptly vote your common units electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your common units personally if you attend the special meeting. The proxy provides common unitholders the opportunity to vote on the LTIP Proposal and the Adjournment Proposal. Voting your common units electronically, via the Internet or by telephone, or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

The Restated LTIP will not be effective unless approved by the common unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the Restated LTIP to our common unitholders for approval. However, under the rules of the NASDAQ Global Select Market, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represents at least 50% of all common units entitled to vote. Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

Our board of directors unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

I urge you to review carefully the attached proxy statement, which contains detailed descriptions of the LTIP Proposal and the Adjournment Proposal to be voted upon at the special meeting.

Sincerely,

R. Patrick Murray, II

Executive Vice President, Chief Financial Officer and

Secretary

Calumet GP, LLC

If you need assistance in voting your units, please call Morrow & Co., LLC toll free at (855) 201-1081. Unitholders outside the United States and Canada can call collect (972) 788-0977. (Banks and brokerage firms can call (203) 658-9400.)

Calumet Specialty Products Partners, L.P.

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On December 10, 2015

To our common unitholders:

November 2, 2015

A special meeting of our common unitholders will be held on December 10, 2015, at 2:00 p.m. Eastern Time, at the Embassy Suites, 3912 Vincennes Road, Indianapolis, Indiana, 46268. At the meeting, our common unitholders will act on a proposal (the “LTIP Proposal”) to approve an amendment and restatement of our Amended and Restated Long-Term Incentive Plan (the “LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, the total number of common units available for delivery with respect to awards under the LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units. A copy of the amendment and restatement of the LTIP (the “Restated LTIP”) is attached to this proxy statement as Exhibit A. Our common unitholders will also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the “Adjournment Proposal”).

The form of proxy provides common unitholders the opportunity to vote on the LTIP Proposal. The Restated LTIP will not become effective unless approved by the common unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the Restated LTIP to common unitholders for a vote. However, under the rules of the NASDAQ Global Select Market, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent at least 50% of all common units entitled to vote. Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

We have set the close of business on October 16, 2015 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 2780 Waterfront Pkwy. E. Drive, Suite 200, Indianapolis, Indiana 46214, and will be available for inspection by any unitholder during the meeting.

Our board of directors unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Your Vote is Very Important. If you cannot attend the special meeting, you may vote your common units electronically, via the Internet or by telephone, or by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy.

By Order of the Board of Directors,

R. Patrick Murray, II

Executive Vice President, Chief Financial Officer and

Secretary

Calumet GP, LLC

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED NOVEMBER 2, 2015. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE UNITHOLDERS MEETING

TO BE HELD ON DECEMBER 10, 2015

The Notice of Special Meeting of Common Unitholders, the Proxy Statement for the Special Meeting of Common Unitholders and the Annual Report on Form 10-K for the year ended December 31, 2014 are available at 2780 Waterfront Pkwy. E. Drive, Suite 200, Indianapolis, Indiana 46214.

i

Calumet Specialty Products Partners, L.P.

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

November 2, 2015

This proxy statement contains information related to the special meeting of common unitholders of Calumet Specialty Products Partners, L.P. (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our common unitholders on or about November 2, 2015.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT MORROW & CO., LLC TOLL FREE AT (855) 201-1081.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our common unitholders will act upon a proposal (the “LTIP Proposal”) to approve an amendment and restatement of the Partnership’s Amended and Restated Long-Term Incentive Plan (the “LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, the total number of common units available for delivery with respect to awards under the LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units. A copy of the amended and restated LTIP (the “Restated LTIP”) is attached to this proxy statement as Exhibit A. Our common unitholders will also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the “Adjournment Proposal”).

Q:	When and where is the special meeting?

A:	The special meeting will be held on December 10, 2015, at 2:00 p.m. Eastern Time, at the Embassy Suites, 3912 Vincennes Road, Indianapolis, Indiana, 46268.

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:	Who is soliciting my proxy?

A:	Calumet GP, LLC (the “general partner”), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders.

Q:	Who is entitled to vote at the special meeting?

A:	All common unitholders who owned our common units at the close of business on the record date, October 16, 2015, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each common unitholder that attends the special meeting in person may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	What is the recommendation of the board of directors?

A:	The board of directors recommends that you vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Q:	How do I vote?

A:	If you are a unitholder of record, you may vote your common units by proxy in advance of the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (by Internet, telephone or mail, as described below) as soon as possible so that your common units may be represented at the special meeting.

•	Internet. You may visit the Internet web site address listed on your proxy card. Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

•	Telephone. You may call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

•	Mail. You may mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope.

Internet and telephone voting will be available to unitholders of record 24 hours a day until 11:59 p.m. Eastern Time on December 9, 2015. If you use the Internet or the toll-free telephone number to provide your proxy voting instructions, you do not need to mail in your proxy card. If you mail in your proxy card, it must be received by the Partnership before the voting polls close at the special meeting.

If you are a beneficial owner of common units held in street name, you must either direct your broker or other nominee as to how to vote your common units, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction cards used by your broker or other nominee for specific instructions on methods of voting.

Q:	What do I do if I want to change my vote?

A:	If you are a unitholder of record, you may change your vote at any time before the voting polls close at the special meeting by:

•	submitting a proxy with new voting instructions using the Internet or telephone voting system at any time prior to 11:59 p.m. Eastern Time on December 9, 2015;

•	delivering a later-dated, executed proxy card to Computershare Shareowner Services LLC, C/O Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068;

•	delivering a written notice of revocation of your proxy to Computershare Shareowner Services LLC, Computershare, P.O. Box 30170, College Station, TX 77842-3170, with optional overnight correspondence sent to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker or other nominee does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What vote is required to approve the proposals?

A:	The LTIP Proposal requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the LTIP Proposal, which is referred to as the “votes cast,” must be greater than 50% of the total number of our outstanding common units. Once the votes cast requirement is satisfied, the number of votes cast “for” the LTIP Proposal must represent a majority of the votes cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the votes cast requirement, and abstentions have the effect of a vote against the LTIP Proposal.

The proxy provides common unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not become effective unless approved by the common unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Q:	If my common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	If you own your common units in “street name” through a broker or other nominee, your broker or other nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon at the special meeting. Thus, if you do not give your broker or other nominee specific instructions, your common units will (i) not be voted and have no effect on the LTIP Proposal and (ii) not be voted and have no effect on the Adjournment Proposal. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered present at the meeting for purposes of determining the presence of a quorum.

Q:	Who can I contact for further information?

A:	If you have questions about the proposals, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue - 3rd Floor

Stamford, CT 06902

E-mail: CLMT.info@morrowco.com

Phone (unitholders): (855) 201-1081

Phone (banks and brokerage firms): (203) 658-9400

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

Overview

We are a leading independent producer of high-quality, specialty hydrocarbon products in North America. We are headquartered in Indianapolis, Indiana and own specialty and fuel products facilities primarily located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, eastern Missouri and North Dakota. We own and lease oilfield services locations in Texas, Oklahoma, Louisiana, Arkansas, Colorado, Utah, Wyoming, Montana, New Mexico, New York, North Dakota, Pennsylvania and Ohio. We own and lease additional facilities, primarily related to production and distribution of specialty, fuel and oilfield services products, throughout the United States (“U.S.”). Our business is organized into three segments: specialty products, fuel products and oilfield services. In our specialty products segment, we process crude oil and other feedstocks into a wide variety of customized lubricating oils, white mineral oils, solvents, petrolatums and waxes. Our specialty products are sold to domestic and international customers who purchase them primarily as raw material components for basic industrial, consumer and automotive goods. We also blend and market specialty products through our Royal Purple, Bel-Ray, TruFuel and Quantum brands. In our fuel products segment, we process crude oil into a variety of fuel and fuel-related products, including gasoline, diesel, jet fuel, asphalt and heavy fuel oils, as well as reselling purchased crude oil to third party customers. Our oilfield services segment manufactures and markets products and provides oilfield services including drilling fluids, completion fluids, production chemicals and solids control services to the oil and gas exploration industry throughout the U.S. For the year ended December 31, 2014, approximately 29.9% of our sales and 70.5% of our gross profit were generated from our specialty products segment, approximately 63.7% of our sales and 6.5% of our gross profit were generated from our fuel products segment and approximately 6.4% of our sales and 23.0% of our gross profit were generated from our oilfield services segment.

Our principal executive office is located at 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, Indiana 46214. Our telephone number is (317) 328-5660.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED

AND RESTATED LONG-TERM INCENTIVE PLAN

Our board of directors has approved an amendment and restatement of our Amended and Restated Long-Term Incentive Plan (the “LTIP”), which we refer to as the “Restated LTIP,” subject to the approval of our unitholders. The LTIP is integral to our compensation strategy and our board of directors believes that increasing the aggregate number of common units that may be delivered with respect to awards under the LTIP will provide the flexibility that we need to keep pace with our competitors and for the Partnership to effectively recruit, motivate and retain the caliber of employees and directors essential for achievement of our success. Accordingly, the Restated LTIP (i) increases the number of common units available for delivery with respect to awards under the LTIP so that, as of the effective date of the Restated LTIP, the total number of common units available for delivery with respect to awards under the Restated LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units, (ii) adds a prohibition on repricing of unit options without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions, (iii) potentially extends the term of the LTIP to a maximum of ten years following the plan’s amendment date, and (iv) incorporates certain other non-material ministerial changes. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the LTIP. If the Restated LTIP is approved by our unitholders, the effective date shall be December 10, 2015.

We believe that approval of the Restated LTIP will give us the flexibility to continue making unit-based grants and other awards permitted under the Restated LTIP over the next 4 years in amounts determined appropriate by the Committee (defined below); however, this timeline is simply an estimate used to determine the number of additional units requested under the Restated LTIP and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of our common units, award levels and our hiring activity over the next few years.

Consequences of Failing to Approve the Proposal

The Restated LTIP will not be implemented unless it is approved by unitholders. If the proposed Restated LTIP is not approved by our unitholders, the LTIP will continue in effect in its present form and we will continue to grant equity awards under the terms of the LTIP until the units remaining available for issuance are exhausted. Failure of our unitholders to approve the Restated LTIP also will not affect the rights of existing award holders under the LTIP or under any previously granted awards under the LTIP. If the Restated LTIP is not approved by our unitholders, we may still implement the non-material changes to the LTIP proposed in the Restated LTIP without unitholder approval; however, the number of available common units under the LTIP may not be increased without unitholder approval.

Description of the Restated LTIP

The description of the Restated LTIP set forth below is a summary of the material features of the Restated LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Restated LTIP. The summary is qualified in its entirety by reference to the Restated LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

The purpose of the Restated LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Restated LTIP is also intended to enhance the ability of our general partner to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business.

Common Units Subject to the Restated LTIP

If the Restated LTIP is approved by our unitholders, the maximum number of common units that may be delivered with respect to awards under the Restated LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units, which would be subject to the same adjustments as currently provided in the LTIP. If the Restated LTIP is approved by our unitholders, we intend to file a Form S-8 to register the additional common units reserved for issuance under the Restated LTIP.

The common units to be delivered under the Restated LTIP may be units otherwise issuable by the Partnership, units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of common units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the Restated LTIP.

Administration

Like the current LTIP, the Restated LTIP will generally be administered by the Compensation Committee of our general partner’s board of directors (the “Committee”). The Committee has the full authority, subject to the terms of the Restated LTIP, to establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Restated LTIP, to designate participants under the Restated LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant and to determine the terms and conditions of any award.

Eligibility

All employees, consultants and directors of the general partner and its affiliates that perform services for us are eligible to be selected to participate in the Restated LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee. As of October 30, 2015, approximately 51 individuals, including 5 executive officers, 6 non-employee directors, and 40 other employees, were eligible to receive awards under the LTIP.

Term of the Restated LTIP

The term of the Restated LTIP will expire on the earlier of (1) the date it is terminated by our board of directors, (2) the date common units are no longer available under the Restated LTIP for delivery pursuant to awards and (3) the tenth anniversary of the unitholders’ approval of the Restated LTIP (December 10, 2025).

Awards under the Restated LTIP

Unit Options

Unit options represent the right to purchase a number of common units at a specified exercise price. Unit options may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the Restated LTIP; however, unit options must generally have exercise prices that are no less than the fair market value of their underlying common units as of the date of grant. Vesting provisions applicable to unit options will be determined at the Committee’s discretion and set forth in an applicable award agreement. The term of any unit option will be no greater than ten years.

A unit option may be granted with a tandem distribution equivalent right (a “DER”) grant. At the Committee’s discretion, a tandem DER grant may be paid directly to the participant, credited to a bookkeeping account subject to the same vesting restrictions as the underlying unit option, or be subject to such other provisions as the Committee deems appropriate.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or the cash equivalent of the fair market value of a common unit) upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events, which may be linked to service, performance criteria and/or other specified criteria. Restricted units and phantom units that vest and/or become payable may be based on the achievement of performance conditions specified by the Committee. Other time-based vesting provisions may be determined at the Committee’s discretion and set forth in an applicable award agreement. Unless otherwise provided in the applicable award agreement, outstanding restricted units and phantom units will be forfeited in the event that a participant ceases providing employment, consulting or director services, as applicable.

Distributions made by us with respect to awards of restricted units may, in the discretion of the Committee, be subject to the same vesting requirements as the restricted units. The Committee, in its discretion, may also grant tandem DERs with respect to phantom units that may be paid directly to the participant, credited to a bookkeeping account subject to the same vesting restrictions as the underlying phantom unit, or be subject to such other provisions as the Committee deems appropriate. The Committee may also allow eligible participants to defer phantom unit awards in accordance with the terms of the Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan.

Substitute Awards

Substitute awards may be granted under the Restated LTIP in substitution for similar awards held by individuals who become employees, consultants and directors of the Partnership or one of its affiliates as a result of a merger, consolidation or acquisition by us or an affiliate of another entity or the assets of another entity.

Adjustments

Upon certain transactions involving the Partnership, the number of units available for delivery under the Restated LTIP, the number and kind of units or property subject to awards and the exercise or other unit price will be adjusted as determined by the Committee.

Upon a change of control (as defined in the Restated LTIP) of the general partner or the Partnership, all outstanding awards under the Restated LTIP will automatically become fully vested and payable.

Miscellaneous

Our board of directors or the Committee may amend or modify the Restated LTIP at any time; provided, however, that unitholder approval will be obtained for any amendment to the Restated LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. Our board of directors may also amend any outstanding award made under the Restated LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.

Repricing of unit options, directly or indirectly, is prohibited under the Restated LTIP without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions or if such a repricing would increase the exercise price of an outstanding unit option.

The Restated LTIP contains a clawback provision that provides that awards under the Restated LTIP will be subject to any applicable clawback policy adopted by us, which may require the forfeiture, repurchase or recoupment of awards and amounts paid or payable in connection with awards.

A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the Restated LTIP, and the Committee will not be required to issue any units or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Committee may permit tax withholding obligations to be satisfied by having the Partnership withhold a portion of the units that would otherwise be issued to the participant under an award or by allowing the participant to surrender previously acquired units.

U.S. Federal Income Tax Consequences of the Restated LTIP

The following discussion is for general information purposes only and is intended to summarize briefly the U.S. federal income tax consequences to participants arising from participation in the Restated LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Restated LTIP may vary depending on their particular circumstances and, therefore, may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences. In addition, unit options that provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), phantom units, and certain other awards that may be granted pursuant to the Restated LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

Unit Options

Participants will not realize taxable income upon the grant of a unit option. Upon the exercise or, if later, the settlement of a unit option, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the fair market value of the common units received over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any common units received pursuant to the exercise of a unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under “— Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a participant sells the common units acquired as a result of the exercise of a unit option, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The Restated LTIP allows the Committee to permit the transfer of awards in limited circumstances. The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of options (other than in the context of divorce pursuant to a domestic relations order). However, the IRS has informally indicated that after a transfer of options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the option. If options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the Restated LTIP that are transferred will likely be subject to the same tax treatment. The transfer of a unit option may also result in gift tax consequences to a participant.

Phantom Units, Restricted Units and Other Awards

A participant will not have taxable income at the time of a grant of an award in the form of a phantom unit award, but rather, will generally recognize ordinary compensation income at the time he receives common units in settlement of the phantom unit award in an amount equal to the fair market value of the common units received. In addition, the participant will be subject to ordinary income tax upon the payment of a contingent right, granted in tandem with a specific phantom unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a common unit during the period such phantom unit is outstanding (a “DER”). In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received. However, if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) or (ii) when the common units are received, in cases where a participant makes a valid election under Section 83(b). If a Section 83(b) election is made and the units are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited units.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units (or cash with respect to a DER) received. Directors and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Restated LTIP. Distributions that are received by a participant prior to the time that the common units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those common units will commence on the date of receipt of the common units.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds in timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Partnership or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest

We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our common units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of common units are generally not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Plan Benefits Under the Restated LTIP

The awards, if any, that will be made to eligible persons under the Restated LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or the number of common units subject to awards that may be granted in the future to our executive officers, employees and consultants or to members of our board of directors under the Restated LTIP. Furthermore, because all awards under the Restated LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Restated LTIP been in effect at that time. Therefore, the New Plan Benefits Table is not provided.

We made annual equity grants under the LTIP to our executive officers in 2014, which are reported in the “Grants of Plan-Based Awards” table on page 26 of this proxy statement. If the Restated LTIP is approved, we anticipate making awards to our executive officers and certain employees under the LTIP in 2015, but the amount of any such grants is not determinable at this time. Such awards will be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of common units subject to any such awards will be determined at the time such awards are granted.

Vote Required

The approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote, is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Executed proxies returned by a broker or other nominee holding common units in “street name” indicating that the broker or other nominee does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”) do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the LTIP Proposal, which is referred to as the “votes cast,” must be greater than 50% of the total number of our outstanding common units. Once the votes cast requirement is satisfied, the number of votes cast “for” the LTIP Proposal must represent a majority of the votes cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the votes cast requirement, and abstentions have the effect of a vote against the LTIP Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE LTIP PROPOSAL.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE RESTATED LTIP

The officers and employees of our general partner, its affiliates and our subsidiaries and the members of our board of directors will be eligible to receive awards under the Restated LTIP if it is approved. In addition, the Restated LTIP provides for indemnification of our Compensation Committee to the fullest extent permitted by law, with respect to determinations made in connection with the Restated LTIP. Accordingly, the members of our board of directors and the executive officers of our general partner have a substantial interest in the approval of the LTIP Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED UNITHOLDER MATTERS

The following table sets forth the beneficial ownership of our units as of March 2, 2015 held by:

•	each person who beneficially owns 5% or more of our outstanding units;

•	each director of our general partner;

•	each named executive officer of our general partner; and

•	all directors, and executive officers of our general partner as a group.

The amounts and percentages of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Except as indicated by footnote, the address for the beneficial owners listed below is 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, Indiana 46214.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Total Units Beneficially Owned
The Heritage Group (1)(2)	11,867,533	17.09%
Calumet, Incorporated (2)	1,934,287	2.79%
F. William Grube (3)(4)	933,510	1.34%
Jennifer G. Straumins (5)	1,390,014	2.00%
Fred M. Fehsenfeld, Jr. (1)(2)(6)(7)	677,162	*
R. Patrick Murray, II	41,365	*
Timothy R. Barnhart	39,609	*
William A. Anderson (8)	15,780	*
George C. Morris III (9)	92,551	*
James S. Carter	49,619	*
Robert E. Funk	41,573	*
Daniel J. Sajkowski (10)	3,588	*
Amy M. Schumacher (1)(7)(11)	13,288	*
All directors and executive officers as a group (11 persons)	3,298,059	4.75%

*	= less than 1 percent.
(1)

Thirty grantor trusts indirectly own all of the outstanding general partner interests in The Heritage Group, an Indiana general partnership. The direct or indirect beneficiaries of the grantor trusts are members of the Fehsenfeld family. Each of the grantor trusts has five trustees, Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld and Amy M. Schumacher, each of whom exercises equivalent voting rights with respect to each such trust. Each of Fred M. Fehsenfeld, Jr. and Amy M. Schumacher, who are directors of our general partner, disclaims beneficial ownership of all of the common units owned by The Heritage Group, and none of these units are shown as being beneficially owned by such directors in the table above. Of these common units, 367,197 are owned by The Heritage Group Investment Company, LLC (“Investment LLC”). Investment LLC is under common ownership with The Heritage Group. The Heritage Group, although not the owner of the common units, serves as the Manager of Investment LLC, and in that capacity has sole voting and investment power over the common units. The Heritage Group disclaims beneficial ownership of the common units owned by Investment LLC except to the extent of its pecuniary interest therein. The address for The Heritage Group is 5400 W. 86th St., Indianapolis, Indiana 46268.
(2)	The common units of Calumet, Incorporated are indirectly owned 45.8% by The Heritage Group and 5.1% by Fred M. Fehsenfeld, Jr. personally. Fred M. Fehsenfeld, Jr. is also a director of Calumet, Incorporated. Accordingly, 885,294 of the common units owned by Calumet, Incorporated are also shown as being beneficially owned by The Heritage Group in the table above, and 97,971 of the common units owned by Calumet, Incorporated are also shown as being beneficially owned by Fred M. Fehsenfeld, Jr. in the table above. The Heritage Group and Fred M. Fehsenfeld, Jr. disclaim beneficial ownership of all of the common units owned by Calumet, Incorporated in excess of their respective pecuniary interests in such units. The address of Calumet, Incorporated is 5400 W. 86th St., Indianapolis, Indiana 46268.
(3)	Includes 775,000 common units that are owned by AEG Associates II, LLC (“AEG II”), an Indiana limited liability company. F. William Grube has sole voting and investment power over the common units. AEG II is co-owned by F. William Grube, William F. Grube, Jennifer G. Straumins and one grantor retained annuity trust for which Jennifer G. Straumins serves as sole trustee. F. William Grube disclaims beneficial ownership of the common units owned by AEG II except to the extent of his pecuniary interest therein.
(4)	Includes common units that are owned by the spouse of F. William Grube, for which he disclaims beneficial ownership.
(5)	Includes common units that are owned by the children of Jennifer G. Straumins, for which she disclaims beneficial ownership.
(6)	Includes common units that are owned by the spouse and certain children of Fred M. Fehsenfeld, Jr., for which he disclaims beneficial ownership.
(7)	Does not include a total of 1,979,804 common units owned by two trusts, the direct or indirect beneficiaries of which are members of the Fred M. Fehsenfeld, Jr. family. Each of the trusts has five trustees, Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld and Amy M. Schumacher, each of whom exercises equivalent voting rights with respect to each such trust. Each of Fred M. Fehsenfeld, Jr. and Amy M. Schumacher, who are directors of our general partner, disclaims beneficial ownership of all of the common units owned by the trusts, and none of these units are shown as being beneficially owned by such directors in the table above.
(8)	Includes common units that are owners by the children of William A. Anderson, for which he disclaims beneficial ownership.
(9)	Includes common units that are owned by the spouse of George C. Morris III, for which he disclaims beneficial ownership.
(10)	The address of Daniel J. Sajkowski is 5400 W. 86th St., Indianapolis, Indiana 46268.
(11)	Includes common units that are owned by the spouse and children of Amy M. Schumacher, for which she disclaims beneficial ownership. The address of Amy M. Schumacher is 6510 Telecom Dr., Suite 425, Indianapolis, Indiana 46268.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

For purposes of this Compensation Discussion and Analysis and the compensation tables that follow, the names and positions of our named executive officers for the 2014 year were:

•	F. William Grube — Chief Executive Officer and Vice Chairman of the Board

•	R. Patrick Murray, II — Executive Vice President and Chief Financial Officer

•	Jennifer G. Straumins — Executive Vice President — Strategy and Development

•	Timothy R. Barnhart — Executive Vice President — Operations

•	William A. Anderson — Executive Vice President — Sales

Due to the fact that the SEC’s compensation disclosure rules require us to report on compensation only for individuals that were named executive officers for the 2014 year, the following discussions will focus on the five individuals noted above. Following the end of the 2014 fiscal year, however, there have been certain changes to the management group. In March of 2015, Mr. Grube resigned as chief executive officer and became our executive vice chairman. Also in March of 2015, Mr. Barnhart and Ms. Straumins resigned their employment. We also appointed new executive officers following the end of the 2014 year. Mr. William H. Hatch was appointed to serve as our interim chief executive officer effective as of April 1, 2015 and we expect him to serve in that position until December 31, 2015, at which time Mr. Timothy Go will become our new chief executive officer and Mr. Hatch will transition into the role of executive advisor. On March 23, 2015, we appointed Edward F. Juno to be the new executive vice president — operations. Compensation information for these individuals will be disclosed as applicable in our executive compensation disclosures for the 2015 fiscal year.

The compensation committee of the board of directors of our general partner oversees our compensation programs. Our general partner maintains compensation and benefits programs designed to allow us to attract, motivate and retain the best possible employees to manage us, including executive compensation programs designed to reward the achievement of both short-term and long-term goals necessary to promote growth and generate positive unitholder returns. Our general partner’s executive compensation programs are based on a pay-for-performance philosophy, including measurement of our performance against a specified financial target, namely distributable cash flow. Our executive compensation programs include both long-term and short-term compensation elements which, together with base salary and employee benefits, constitute a total compensation package intended to be competitive with similar companies.

Under their collective authority, the compensation committee and the board of directors maintain the right to develop and modify compensation programs and policies as they deem appropriate. Factors they may consider in making decisions to materially increase or decrease compensation include our overall financial performance, our growth over time, our changes in complexity as well as individual executive job scope, complexity and performance, and changes in competitive compensation practices in our defined labor markets. In determining any forms of compensation other than the base salary for the senior executives, or in the case of the chief executive officer, the recommendation to the board of directors of the forms of compensation for the chief executive officer, the compensation committee considers our financial performance and relative unitholder return, the value of similar incentive awards to senior executives at comparable companies and the awards given to senior executives in past years.

Financial Performance Metric Used in Compensation Programs

Our primary business objective is to generate cash flows to make distributions to our unitholders. As a result, our distributable cash flow is the primary measurement of performance taken into account in setting policies and making compensation decisions, as we believe this represents the most comprehensive measurement of our ability to generate cash flows. Both short-term and long-term forms of executive compensation are specifically structured on our achievement relative to annual distributable cash flow goals and, as such, determination of related awards, as well as their grant or payment, occurs subsequent to the end of each fiscal year upon final determination of distributable cash flow. We believe that including this financial objective as the primary performance measurement to determine compensation awards for all of our executive officers recognizes the integrated and collaborative effort required by the full executive team to maximize performance. Distributable cash flow is a non-GAAP measure that we define, consistent with the terms of our revolving credit agreement and senior notes indentures, as our Adjusted EBITDA less replacement capital expenditures, cash interest expense, turnaround costs and income tax expense. Please refer to Part II, Item 6 “Selected Financial Data — Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”) for our definition of Adjusted EBITDA.

In August 2014, the compensation committee approved changes to our 2014 incentive compensation programs based on our performance on achievement of distributable cash flow goals for the third and fourth quarters of 2014 combined, rather than performance for the full fiscal year. These changes were designed to reward the achievement of both short-term and long-term goals necessary to promote growth and generate positive unitholder returns during the second half of 2014, and to incentivize enhanced performance in the second half of 2014 compared to the first half of 2014.

Peer Group and Compensation Targets

To evaluate all areas of executive compensation, the compensation committee seeks the additional input of outside compensation consultants and available comparative information to validate that the compensation programs established for our executives are consistent with the philosophy of compensating our executives at ranges that approximate within 25% of the median of market for companies of similar size to us. In 2013, the compensation committee retained Buck Consultants, LLC (“Buck Consultants”) as an independent consultant to review our general partner’s executive compensation programs. Buck Consultants reported directly to the compensation committee and did not provide any additional services to our general partner. The scope of this engagement included the following:

•	review of a peer group of publicly-traded master limited partnerships for executive compensation comparisons;

•	analysis of market pay levels and trends for our named executive officers, other officers and key employees from peer companies including base salary, annual incentives and long-term incentives; and

•	assessment of Calumet’s executive pay levels relative to overall market levels.

The following master limited partnerships and corporations were included by Buck Consultants in the peer group for the compensation review: Alon USA Energy, Inc., Atlas Pipeline Partners, L.P., Boardwalk Pipeline Partners, LP, Buckeye Partners, L.P., Copano Energy, L.L.C., Crestwood Equity Partners LP, Crosstex Energy, L.P., CVR Refining, LP, DCP Midstream Partners, L.P., Enbridge Energy Partners, L.P., Genesis Energy, L.P., Kinder Morgan, Inc., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., NGL Energy Partners LP, Northern Tier Energy LP, NuStar Energy L.P., ONEOK Partners, L.P., Regency Energy Partners LP, Targa Resources Partners LP and Williams Partners, L.P. Peer group companies were validated and selected based on their comparability of EBITDA (a non-GAAP measurement), sales and market capitalization to those of Calumet. Market data compiled from public disclosures of the peer group companies were used in the review to compare our compensation of the key executive group against the market. Buck Consultants provided a presentation of its findings to the compensation committee in October 2013 that assisted us in making the compensation decisions described below for the 2014 year.

The compensation committee used the findings of the Buck Consultants executive compensation review to validate the total competitiveness of compensation for our key executives, including each named executive officer. Specifically, the Buck Consultants’ review indicated that aggregate target total direct compensation of our key executives, which includes all the major elements of our executive compensation program, including base salary, short-term incentives and long-term compensation, was below the median of market by approximately 25%, driven primarily by long-term compensation, whereas total cash compensation, which includes aggregate base salaries and aggregate short-term incentives for the key executives, assuming the target levels of such incentives are achieved, were within the median by 10%. Long-term incentives for the key executives fall below the 25th percentile of the peer group by approximately 20%, which the compensation committee deemed appropriate given our smaller size relative to certain master limited partnerships included in the peer group, with an expectation by the compensation committee that with future achievement of strategic goals and further growth in financial performance, such long-term incentive opportunities should migrate toward the median level of the peer group. As of this filing, we have not made any material changes to our compensation program for the 2015 year.

Review of Named Executive Officer Performance

The compensation committee reviews, on an annual basis, each compensation element for a named executive officer. In each case, the compensation committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels. The compensation committee has the opportunity to meet with the named executive officers at various times during the year, which allows the compensation committee to form its own assessment of each individual’s performance.

Objectives of Compensation Programs

Our executive compensation programs are designed with the following primary objectives:

•	reward strong individual performance that drives our positive financial results;

•	make incentive compensation a significant portion of an executive’s total compensation, designed to balance short-term and long-term performance;

•	align the interests of our executives with those of our unitholders; and

•	attract, develop and retain executives with a compensation structure that is competitive with other publicly-traded partnerships of similar size.

Elements of Executive Compensation

The compensation committee believes the total compensation and benefits program for our named executive officers should consist of the following:

•	base salary;

•	annual incentive plan which includes short-term cash awards and also includes an optional deferred compensation element;

•	long-term incentive compensation, including unit-based awards;

•	retirement, health and welfare benefits; and

•	perquisites.

These elements are designed to constitute an integrated executive compensation structure meant to incentivize a high level of individual executive officer performance in line with our financial and operating goals.

Base Salary

Design. Salaries provide executives with a base level of semi-monthly income as consideration for fulfillment of certain roles and responsibilities. The salary program assists us in achieving our objective of attracting and retaining the services of quality individuals who are essential for the growth and profitability of Calumet. Generally, changes in the base salary levels for our named executive officers are determined on an annual basis by the compensation committee of the board of directors and are effective at the beginning of the following fiscal year. In the case of Mr. Grube, his initial base salary was established under his employment agreement, which provides that the amount of his annual salary increase must be at least equal to the average of the percentage increases of all salaried employees of Calumet’s general partner.

Results. Mr. Grube’s salary increase for 2014 was 3.0%, which was equivalent to the average of the percentage increases of all salaried employees for 2014. With respect to our other executive officers, the 2014 base salaries for Mr. Murray, Ms. Straumins, Mr. Barnhart and Mr. Anderson were $329,600, $360,500, $309,000 and $279,130, respectively. These 2014 base salaries for Mr. Murray, Ms. Straumins and Mr. Barnhart compare to $320,000, $350,000 and $300,000, respectively, in 2013. As with Mr. Grube’s salary increase, the levels of increases in the base salaries for these executives were also a 3.0% increase from 2013 levels.

Compensation Changes for 2015. Mr. Grube’s salary increase for 2015 was 3.0%, based on the same formula described above. With respect to our other named executive officers, the compensation committee approved increased salaries as part of its annual salary review process. Effective January 1, 2015, the base salary for Mr. Murray is $339,488, while the base salaries for Ms. Straumins and Mr. Barnhart were set at $371,315 and $318,270, respectively. The levels of increases in the base salaries for these executives were based on the same formula as above. Effective January 1, 2015, the base salary for Mr. Anderson is $312,626. The level of increase takes into account his increased job responsibilities resulting from his promotion to executive vice president — sales. The compensation committee also considered the increases to base salary to be appropriate based on comparisons against our peer group of publicly traded partnerships in an effort to ensure that base salaries were closer to the market median of our peer group.

Short-Term Cash Awards

Design. Under the Cash Incentive Compensation Plan (the “Cash Incentive Plan”), short-term cash awards are designed to aid us in retaining and motivating executives to assist us in meeting our financial performance objectives on an annual basis. Short-term cash awards are granted to named executive officers and certain other management employees based on our achievement of performance targets on our distributable cash flow, thereby establishing a direct link between executive compensation and our financial performance.

The compensation committee establishes minimum, target and stretch incentive opportunities for each executive officer and other key employees expressed as a percentage of base salary. The amount that is paid out is based on our achievement of a minimum, target or stretch level of distributable cash flow for a set period of time during the fiscal year. The compensation committee may determine whether the applicable performance period will be a full calendar year or a specific portion of a calendar year, depending upon our incentive goals for the short-term cash awards for that year. As previously noted, with respect to the 2014 year, our bonus targets were based on the third and fourth quarter distributable cash flow goals. At the recommendation of the compensation committee, the board of directors approves distributable cash flow targets for each performance period based on budgets prepared by management. When making the annual determination of the minimum goal, target goal and stretch goal levels of distributable cash flow, the compensation committee and the board of directors consider the specific circumstances facing us during the relevant year. Generally, the compensation committee seeks to set the minimum goal, target goal and stretch goal levels such that the relative challenge of achieving each level is consistent from year to year. The expectation that management will achieve the minimum goal level is very high, while meaningful additional effort would be required to achieve the target goal and considerable additional effort would be required to achieve the stretch goal.

Generally, no awards are paid under the Cash Incentive Plan unless we achieve at least the minimum distributable cash flow goal. If the minimum, target or stretch level distributable cash flow goal is achieved, participants in the plan will receive their minimum, target or stretch cash award opportunity, respectively. If our distributable cash flow is between specified goal levels, participants are eligible to receive a prorated percentage of their cash award opportunity based on where the actual distributable cash flow amount falls between the levels.

Results. For the second half of 2014, the minimum distributable cash flow goal was $79.9 million, the target goal was $110.5 million and the stretch goal was $141.1 million. For the reasons described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 2014 Update,” in our 2014 Annual Report, we met at least our target goal with 2014 distributable cash flow of $114.1 million, as defined under the Cash Incentive Plan.

The following table summarizes the levels of cash award opportunity for each named executive officer and the actual percentage earned by them in 2014:

	Cash Incentive Award Opportunity as a Percentage of Base Salary
	Minimum	Target	Stretch	Actual Payout
F. William Grube	17.5%	50%	100%	69	%(1)
R. Patrick Murray, II, Jennifer G. Straumins, Timothy R. Barnhart and William A. Anderson	17.5%	50%	100%	56%

(1)	Mr. Grube’s employment agreement guarantees him a potential award that is at least 150% of the amount of the next highest potential award paid to any other executive officer of our general partner, which would have been the maximum potential award for Ms. Straumins.

The compensation committee determined these percentages of base salary at levels, when combined with both base salary and potential long-term, unit-based awards, to develop a total direct compensation structure for the named executive officers which is intended to be within approximately 25% of the median of our peer group, while placing significant emphasis on the achievement of our distributable cash flow goals.

For the second half of 2014, the target goal for distributable cash flow was set at the budgeted amount, a level that the board of directors believed reflected the reasonable expectations management had for our financial performance during the fiscal year and likely to be achieved given actual distributable cash flow achieved for the 2013 fiscal year. The board of directors set the stretch distributable cash flow goal at 28% above the budgeted amount, a level which they believed would be attained only with higher levels of performance relative to the reasonable expectations management had for our financial performance and therefore not likely to be achieved. The minimum goal was set at approximately 28% below the budgeted amount. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 2014 Update” in our 2014 Annual Report for a discussion of the factors that impacted our results, including our higher gross profit per barrel sold of specialty products and higher sales volume, the primary drivers that enabled us to meet our distributable cash flow targets. The following table reflects our historical minimum, target and stretch distributable cash flow goals:

Distributable Cash Flow (In millions)
Fiscal Year	Actual	Minimum Goal	Target Goal	Stretch Goal
2014 (1)	$114.1	$79.9	$110.5	$141.1
2013	$18.5	$175.3	$246.8	$357.6
2012	$281.1	$123.0	$138.5	$169.3

(1)	Actual, minimum goal, target goal and stretch goal were based on the combined third and fourth quarters of 2014. Actual results exclude bonus expense for calculation purposes.

Compensation Changes for 2015. Upon the recommendation of the compensation committee, the board of directors has approved new distributable cash flow targets for the 2015 fiscal year based on budgets prepared by management. We do not disclose our confidential 2015 targets, which, if disclosed, would put us at a competitive disadvantage. However, we believe that the targets set for the 2015 year will be difficult to achieve and that there is no guarantee that our named executive officers will receive an award related to the 2015 year.

For further description of this compensation program, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Description of Cash Incentive Plan.”

Executive Deferred Compensation Plan

Design. The compensation committee allows for the participation of the executive officers in the Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) to encourage the officers to save for retirement and to assist us in retaining our officers. The Deferred Compensation Plan is intended to promote retention by giving employees an opportunity to save in a tax-efficient manner. The terms governing the retirement benefit under this plan for the executive officers are the same as those available for other eligible employees in the U.S. Pursuant to the Deferred Compensation Plan, a select group of management, including the named executive officers, and all of the non-employee directors are eligible to participate by making an annual irrevocable election to defer, in the case of management, all or a portion of their annual cash incentive award under the Cash Incentive Plan, and, in the case of non-management directors, all or none of their annual cash retainer. The deferred amounts are credited to participants’ accounts in the form of phantom units, with each such phantom unit representing a notional unit that entitles the holder to receive either an actual common unit or the cash value of a common unit (determined by using the fair market value of a common unit at the time a determination is needed). The phantom units credited to each participant’s account also receive DERs, which are credited to the participant’s account in the form of additional phantom units. In our sole discretion, we may make matching contributions of phantom units or purely discretionary contributions of phantom units, in amounts and at times as the compensation committee recommends and the board of directors approves.

Results. We did not make any discretionary matching contributions of phantom units to the accounts of those participants in the Deferred Compensation Plan during 2014.

Long-Term, Unit-Based Awards

Design. Long-term unit-based awards may consist of phantom units, restricted units, unit options, substitution awards and DERs. These awards are granted to employees, consultants and directors of our general partner under the provisions of our Long-Term Incentive Plan, as amended, originally adopted on January 24, 2006 and administered by the compensation committee. These awards aid Calumet in retaining and motivating executives to assist us in meeting our financial performance objectives.

In fiscal year 2014, the annual unit award opportunity to named executive officers consisted of the contingent right to receive phantom units. Under the LTIP, phantom units are granted only upon our achievement of specified levels of distributable cash flow. When granted, phantom units are subject to further time-based vesting criteria specified in the grant. Upon satisfaction of the time-based vesting criteria specified in the grant, phantom units convert into common units (or cash equivalent). Accordingly, these awards established a direct link between executive compensation and our financial performance. This component of executive compensation, when coupled with an extended ratable vesting period as compared to cash awards, further aligns the interests of executives with our unitholders in the longer-term and reinforces unit ownership levels among executives.

Results. The following table provides the annual unit award opportunity for each named executive officer. Our general objective when determining the size of the phantom unit awards is to provide our named executive officers with long-term incentive opportunities targeted within approximately 20% of the 25th percentile of peer practices for long-term equity based awards for similarly situated executive officers. The following table reflects the number of phantom units that would be awarded to our named executive officers depending on whether we achieved the distributable cash flow minimum, target or stretch goals discussed above in “Short-Term Cash Awards”:

	2014 Phantom Unit Award Opportunity			Phantom Units Granted
	Minimum	Target	Stretch
F. William Grube	3,780	10,800	16,200	10,800
R. Patrick Murray, II, Jennifer G. Straumins, Timothy R. Barnhart and William A. Anderson	2,520	7,200	10,800	7,200

Phantom units granted are subject to a time-vesting requirement, whereby 25% of the units would vest immediately at grant and the remainder vest ratably over three years on each December 31. These phantom units also receive DERs, which are paid in the form of cash.

For further description of this compensation program, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Description of Long-Term Incentive Plan.”

Health and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees of our general partner. These benefits are consistent with the types of benefits provided by our peer group and provided so as to ensure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. In addition, the health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The named executive officers generally are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, life and accidental death and dismemberment insurance coverages. In addition, certain employees are eligible for long-term disability coverage. Coverage under long-term disability offers benefits specific to the named executive officers. We provide the named executive officers with a compensation allowance, which is grossed up for the payment of taxes to allow them to purchase long-term disability coverage on an after-tax basis at no net cost to them. As structured, these long-term disability benefits will pay 60% of monthly earnings, as defined by the policy, up to a maximum of $6,000 per month during a period of continuing disability up to normal retirement age, as defined by the policy. Executive officers and other key employees are also eligible to obtain executive physical examinations which are paid for by Calumet. Decisions made with respect to this compensation element do not significantly factor into or affect decisions made with respect to other compensation elements.

Retirement Benefits

We provide the Calumet GP, LLC Retirement Savings Plan (the “401(k) Plan”) to assist our eligible officers and employees in providing for their retirement. Named executive officers participate in the same retirement savings plan as other eligible employees subject to ERISA limits. We match 100% of each 1% of eligible compensation contribution by the participant up to 4% and 50% of each additional 1% of eligible compensation contribution up to 6%, for a maximum contribution by us of 5% of eligible compensation contributions per participant. These contributions are provided as a reward for prior contributions and future efforts toward our success and growth.

The 401(k) Plan also includes a discretionary profit-sharing component. Determination of annual contributions is subjectively made by the compensation committee based on our overall profitability. The board of directors approved a discretionary profit sharing contribution to the 401(k) Plan for all eligible participants equivalent to 1% of their eligible compensation for the 2014 fiscal year. The value of our contributions to the retirement savings plan for named executive officers is included in the Summary Compensation Table. Decisions made with respect to this compensation element do not significantly factor into or affect decisions made with respect to other compensation elements.

Although we have not historically maintained a traditional pension plan for our employees, we continued to maintain the Penreco Pension Plan after our acquisition of Penreco in 2008 for the employees that were participating in the plan at that time. Only one of our named executive officers, Mr. Barnhart, was and is a participant in the Penreco Pension Plan. While the plan was frozen in 2009, Mr. Barnhart still holds an account in that plan. Please see the “Pension Benefits” section below for additional details.

Perquisites

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. Decisions made with respect to this compensation element do not significantly factor into or affect decisions made with respect to other compensation elements.

All named executive officers are provided with all, or certain of, the following benefits as a supplement to their other compensation:

•	Use of Company Vehicles: In order to assist them in conducting our daily affairs, we provide each named executive officer with a company vehicle that may be used for personal use as well as business use. Personal use of a company vehicle is treated as taxable compensation to the named executive officer.

•	Executive Physical Program: Generally on an annual basis, we pay for a complete and professional personal physical exam for each named executive officer appropriate for his or her age to improve their health and productivity.

•	Club Memberships: We pay club membership fees for a certain named executive officer. Although such club memberships may be used for personal purposes in addition to business entertainment purposes, each named executive officer having such a membership is responsible for the reimbursement to us or direct payment for any incremental costs above the base membership fees associated with his or her personal use of such membership.

•	Spousal and Family Travel: On an occasional basis, we pay expenses related to travel of the spouses or certain family members of our named executive officers in order to accompany the named executive officer to business-related events.

•	Long-Term Disability Insurance: We provide compensation to allow each named executive officer to purchase long-term disability insurance on an after-tax basis at no net cost to them.

•	Legal Expenses: On an occasional basis, we pay legal expenses related to the negotiation of employment agreements for our named executive officers.

•	Use of Company Aircraft: On an occasional basis, our named executive officers may be eligible to use a leased aircraft for personal use and the incremental cost to us is treated as and reflected in the tables below as compensation to the applicable officer for purposes of these disclosures. The items that we use to determine the incremental cost to us of these flights include the variable costs for personal use of aircraft that were charged to us by the vendor that operates the leased aircraft for contracted hourly costs, fuel charges, and taxes.

The compensation committee periodically reviews the perquisite program to determine if adjustments are appropriate and noted the addition of payment of legal expenses was appropriate.

Other Compensation Related Matters

Tax Implications of Executive Compensation

Because we are not an entity taxable as a corporation, many of the tax issues associated with executive compensation that face publicly traded corporations do not directly affect us. Section 409A provides that amounts deferred under nonqualified deferred compensation plans are includible in a participant’s income when vested, unless certain requirements are met. If these requirements are not met, participants are also subject to an additional income tax and interest. All of our awards under our LTIP, severance arrangements and other nonqualified deferred compensation plans presently meet these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them. We will be entitled to a tax deduction at that time.

Executive Ownership of Units

While we have not adopted any security ownership requirements or policies for our executives, our executive compensation programs foster the enhancement of executives’ equity ownership through long-term, unit-based awards under the LTIP. Further, in 2006 several executives purchased a significant number of our common units as participants in a directed unit program in conjunction with our initial public offering. For a listing of security ownership by our named executive officers, refer to Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters” in our 2014 Annual Report.

The board of directors has adopted the Insider Trading Policy of Calumet GP, LLC and Calumet Specialty Products Partners, L.P. (the “Insider Trading Policy”), which provides guidelines to employees, officers and directors with respect to transactions in our securities. Pursuant to Calumet’s Insider Trading Policy, all executive officers and directors must confer with our Chief Financial Officer before effecting any put or call options for our securities. Further, the Insider Trading Policy states that we strongly discourage all such transactions by officers, directors and all other employees and consultants. The Insider Trading Policy is available on our website at www.calumetspecialty.com or a copy will be provided at no cost to unitholders upon their written request to: Investor Relations, Calumet Specialty Products Partners, L.P., 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, IN 46214.

Employment Agreements

We previously entered into employment agreements with F. William Grube, chief executive officer and chairman of the board, R. Patrick Murray, II, executive vice president and chief financial officer, Jennifer G. Straumins, executive vice president — strategy and development and Timothy R. Barnhart, executive vice president — operations to ensure they will perform their roles for an extended period of time given their position and value to us. For a discussion of the material terms of the employment agreements, please refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Description of Employment Agreements.”

Under these employment agreements, the named executive officers are or were entitled to receive severance compensation if their employment is terminated under certain conditions, such as termination by the named executive officer for “good reason” or by us without “cause,” each as defined in the agreements and further described in “Potential Payments Upon Termination or Change in Control.”

Our employment agreements with the named executive officers and the related severance provisions are designed to meet the following objectives:

•

Change in Control: In certain scenarios, the potential for merger or being acquired may be in the best interests of our unitholders. We provide the potential for severance compensation to the named executive officers in the event of a change in control transaction to promote their ability to act in the best interests of our unitholders even though their employment could be terminated as a result of the transaction.

•	Termination without Cause: We believe severance compensation in such a scenario is appropriate because the named executive officers are bound by confidentiality, nonsolicitation and noncompetition provisions covering one year after termination. This provides us with more flexibility to make a change in this executive position if such a change is in our and our unitholders’ best interests.

The salary multiple of the change of control benefits, use of the single or double trigger change of control benefits and the amount of the severance payout were determined through negotiations with each named executive officer at the time that we entered into the employment agreements. Relative to the overall value to us, the compensation committee believes these potential benefits are reasonable.

Report of the Compensation Committee for the Year Ended December 31, 2014

The compensation committee of our general partner has reviewed and discussed our Compensation Discussion and Analysis with management. Based upon such review, the related discussion with management and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors that our Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Members of the Compensation Committee:

Fred M. Fehsenfeld, Jr., Chairman

F. William Grube

Summary Compensation Table

The following table sets forth certain compensation information of our named executive officers for the years ended December 31, 2014, 2013 and 2012:

	Summary Compensation Table for 2014
Name and Principal Position	Year	Salary	Unit Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
F. William Grube	2014	$441,129	$393,900	$302,184	$—	$89,918	$1,227,131
Chief Executive Officer and Vice Chairman of the Board	2013	$428,281	$68,711	$—	$—	$6,098	$503,090
	2012	$413,000	$698,289	$892,500	$—	$40,608	$2,044,397

R. Patrick Murray, II (1)	2014	$329,600	$269,815	$165,769	$—	$87,200	$852,384
Executive Vice President and Chief Financial Officer	2013	$320,000	$52,641	$—	$—	$18,263	$390,904
	2012	$292,000	$493,475	$525,600	$—	$19,409	$1,330,484

Jennifer G. Straumins (2)	2014	$360,500	$233,857	$201,456	$—	$92,098	$887,911
Executive Vice President — Strategy and Development	2013	$350,000	$39,030	$—	$—	$17,483	$406,513
	2012	$297,500	$427,751	$595,000	$—	$19,428	$1,339,679

Timothy R. Barnhart (3)	2014	$309,000	$288,412	$172,676	$108,839	$89,141	$968,068
Executive Vice President — Operations	2013	$300,000	$139,743	$—	$—	$6,564	$446,307
	2012	$271,000	$683,380	$325,200	$54,848	$19,334	$1,353,762

William A. Anderson (4)	2014	$279,130	$217,584	$155,984	$—	$79,048	$731,746
Executive Vice President — Sales	2013	$279,130	$—	$—	$—	$15,741	$294,871
	2012	$271,000	$395,928	$542,000	$—	$19,334	$1,228,262

(1)	Mr. Murray was appointed executive vice president and chief financial officer effective October 28, 2014.
(2)	Ms. Straumins was appointed executive vice president — strategy and development effective October 28, 2014; Ms. Straumins resigned from this position on March 31, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,416 units Ms. Straumins forfeited upon her resignation in the 2015 year.
(3)	Mr. Barnhart was appointed executive vice president — operations effective October 28, 2014; Mr. Barnhart resigned from this position on March 11, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,625 units Mr. Barnhart forfeited upon his resignation in the 2015 year.
(4)	Mr. Anderson was appointed executive vice president — sales effective October 28, 2014.
(5)	The amounts include the aggregate grant date fair value of (i) phantom unit awards made in connection with each executive officer’s election to defer a portion of his or her cash incentive plan award into our Deferred Compensation Plan (ii) phantom units to reward services provided during the fiscal year and the number of which is determined based on our level of distributable cash flow during the fiscal year, excluding the effect of estimated forfeitures and (iii) DERs granted in the form of phantom units with respect to phantom units credited to the Deferred Compensation Plan accounts. The amounts exclude discretionary matching contributions made in the form of phantom units granted to our named executive officers based on their individual elections to defer all or a portion of their cash award under the Cash Incentive Plan related to the 2014 fiscal year into the Deferred Compensation Plan. These amounts will be reported in the Summary Compensation Table in 2015. The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the fiscal year ending December 31, 2014 for a discussion of the assumptions used to determine the FASB ASC Topic 718 value of the awards. The values also reflect the value of the units solely at grant, and not the value that was actually received by any executive, as noted above with respect to the forfeiture of certain awards for Ms. Straumins and Mr. Barnhart.
(6)	Represents amounts earned under our Cash Incentive Plan and not deferred into the Deferred Compensation Plan. Please read “Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Cash Awards” for further details.
(7)	Represents aggregate change in the actuarial present value of accumulated benefits under the Penreco Pension Plan. The actuarial present value of accumulated benefits under the Penreco Pension Plan decreased $48,079 in 2013 for Mr. Barnhart. Please read “Pension Benefits” for further details.
(8)	The following table provides the aggregate “All Other Compensation” information for each of the named executive officers, except that it excludes perquisites or other personal benefits received by Mr. Grube in 2014, as such amounts for this named executive officer were less than $10,000 in aggregate:

	401(k) Plan Matching Contribu- tions	DERs	Legal Fees	Vehicle	Club Member- ships	Spousal and Family Travel	Long-Term Disability Insurance	Term Life Insurance	Total
F. William Grube	$10,300	$78,604	$—	$—	$—	$—	$—	$1,014	$89,918
R. Patrick Murray, II	$15,500	$52,403	$10,864	$5,608	$—	$494	$1,044	$1,287	$87,200
Jennifer G. Straumins	$15,500	$52,403	$10,864	$9,215	$—	$1,664	$1,044	$1,408	$92,098
Timothy R. Barnhart	$15,500	$52,403	$10,864	$8,125	$—	$—	$1,044	$1,205	$89,141
William A. Anderson	$15,500	$52,403	$—	$7,630	$551	$828	$1,044	$1,092	$79,048

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to our named executive officers for the year ended December 31, 2014:

Grants of Plan-Based Awards Table for the Year Ended December 31, 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Unit Awards: Number of Units (3) (#)	Grant Date Fair Value of Unit Awards ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
F. William Grube		94,632	270,375	540,750
					3,780	10,800	16,200
	1/24/2014							592	17,588
	4/22/2014							549	15,438
	7/24/2014							555	18,315
	10/21/2014							593	16,183

R. Patrick Murray, II		57,680	164,800	329,600
					2,520	7,200	10,800
	1/24/2014							296	8,794
	4/22/2014							275	7,733
	7/24/2014							279	9,207
	10/21/2014							296	8,078

Jennifer G. Straumins (4)		63,088	180,250	360,500
					2,520	7,200	10,800
	1/24/2014							336	9,983
	4/22/2014							73	2,053
	7/24/2014							73	2,409
	10/21/2014							67	1,828

Timothy R. Barnhart (5)		54,075	154,500	309,000
					2,520	7,200	10,800
	1/24/2014							619	18,390
	4/22/2014							576	16,197
	7/24/2014							583	19,239
	10/21/2014							623	17,002

William A. Anderson		48,848	139,565	279,130
					2,520	7,200	10,800

(1)	Estimated possible payouts under non-equity incentive plan awards represent the ranges of potential cash incentive awards granted under our Cash Incentive Plan related to fiscal year 2014. For a description of this plan and available awards please read “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Description of Cash Incentive Plan.”
(2)	Estimated possible payouts under equity incentive plan awards represent the ranges of potential unit based awards earned under the 2014 Phantom Unit Program as part of the LTIP and determined as of the date of grant. Amounts reported here do not reflect any forfeitures that may have occurred for certain executives during the 2015 year, as noted below. For a description of this plan and available awards under the 2014 Phantom Unit Program please read “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Description of Long-Term Incentive Plan.”
(3)	All other unit awards represent DERs credited in the form of phantom units earned on discretionary phantom unit grants, deferred cash incentive awards and discretionary matches on such deferred cash incentive awards.
(4)	Ms. Straumins was appointed executive vice president — strategy and development effective October 28, 2014; Ms. Straumins resigned from this position on March 31, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,416 units Ms. Straumins forfeited upon her resignation.
(5)	Mr. Barnhart was appointed executive vice president — operations effective October 28, 2014; Mr. Barnhart resigned from this position on March 11, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,625 units Mr. Barnhart forfeited upon his resignation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Cash Incentive Plan

Annual distributable cash flow goals are recommended by the compensation committee to the board of directors and are based upon our annual forecast of financial performance for the upcoming fiscal year, and such goals are reviewed and approved by the board of directors. Three increasing distributable cash flow goals are established to calculate awards under the Cash Incentive Plan: minimum, target and stretch. Under the Cash Incentive Plan, if our actual performance meets at least the minimum distributable cash flow goal for the fiscal year, executives and certain other management employees may receive incentive awards ranging from 7% to 17.5% of base salary, depending on the employee’s position with the general partner. If financial performance exceeds the minimum distributable cash flow goal, the cash incentive award paid as a percentage of base salary may be larger, ultimately reaching an upper range of 30% to 100% of base salary, if distributable cash flow for the fiscal year reaches the stretch goal. Cash incentive awards are prorated if actual performance falls between the defined minimum and stretch cash flow goals. If distributable cash flow falls below the minimum goal, no cash incentive awards are paid under the Cash Incentive Plan. The compensation committee can recommend to the full board of directors, however, that cash awards be given notwithstanding the fact that we failed to achieve at least the minimum distributable cash flow goal. Awards earned, if any, under this plan are generally paid in the first quarter of the following fiscal year after finalizing the calculation of our performance relative to the distributable cash flow targets. The following table summarizes the levels of awards available to participants in the Cash Incentive Plan:

	Cash Incentive Award Calculated as a Percentage of Base Salary
Incentive Level (1)	Minimum	Target	Stretch
1	17.5%	50%	100%
2	17.5%	50%	75%
3	7%	20%	40%
4	7%	20%	30%

(1)	Mr. Grube, Mr. Murray, Ms. Straumins, Mr. Barnhart and Mr. Anderson participated in the Cash Incentive Plan at Incentive Level 1 for the 2014 year.

Participants in the Cash Incentive Plan are eligible to defer all or a portion of their award, if any, under the Cash Incentive Plan into the Deferred Compensation Plan, which was adopted by the board of directors on December 18, 2008 and effective as of January 1, 2009. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Executive Deferred Compensation Plan” for additional discussion of this plan.

Description of Long-Term Incentive Plan

Following is a summary of the LTIP and the material terms relating to phantom units that we may grant pursuant to the LTIP:

General. The LTIP provides for the grant of restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of DERs. Subject to adjustment for certain events, an aggregate of 783,960 common units may be delivered pursuant to awards under the LTIP. Units withheld to satisfy our general partner’s tax withholding obligations are available for delivery pursuant to other awards. Our general partner’s board of directors, in its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not theretofore been made. The LTIP will automatically terminate on the earlier of the 10th anniversary of the date it was initially approved by the board of directors of our general partner or when common units are no longer available for delivery pursuant to awards under the LTIP. Our general partner’s board of directors have the right to alter or amend the LTIP or any part of it from time to time and the compensation committee may amend any award; provided, however, that no change in any outstanding award may be made that would materially impair the rights of the participant without the consent of the affected participant. Subject to unitholder approval, if required by the rules of the principal national securities exchange upon which the common units are traded, the board of directors of our general partner may increase the number of common units that may be delivered with respect to awards under the LTIP.

Phantom Units. During 2014, we granted phantom units pursuant to the LTIP. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equal to the fair market value of a common unit. The compensation committee may make grants of phantom units under the LTIP to eligible individuals containing such terms, consistent with the LTIP, as the compensation committee may determine, including the period over which phantom units granted will vest. The compensation committee may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria. In addition, the phantom units will vest automatically upon a change of control (as defined in the LTIP) of us or our general partner, subject to any contrary provisions in the award agreement.

If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the grant agreement or the compensation committee provides otherwise. Common units to be delivered with respect to these awards may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units with respect to these awards, the total number of common units outstanding will increase. Any outstanding restricted unit or phantom unit awards fully vest upon the occurrence of certain events including, but not limited to, change of control, death, disability and normal retirement.

DERs are rights that entitle the grantee to receive, with respect to a phantom unit, cash equal to the cash distributions made by us on a common unit. The compensation committee, in its discretion, may grant tandem DERs with phantom units on such terms as it deems appropriate.

Participants do not pay any consideration for the common units they receive with respect to these types of awards, and neither we nor our general partner will receive remuneration for the units delivered with respect to these awards.

2014 Phantom Unit Program. In addition to the features described above, potential awards under our 2014 Phantom Unit Program ranged from 632 to 3,780 phantom units for achievement of the minimum distributable cash flow goal, 1,800 to 10,800 phantom units for achievement of the target distributable cash flow goal and from 2,700 to 16,200 phantom units for achievement of the stretch distributable cash flow goal. Awards are not prorated for actual distributable cash flow that is achieved between the minimum, target and stretch levels. Phantom units that are granted under this program are subject to a time-vesting requirement, whereby 25% of the units vest immediately at grant and the remainder vest ratably over three years on each December 31st. At the election of the general partner, phantom unit awards may be settled in either cash or common units. Phantom units also receive DERs, which are paid in the form of cash.

The following table summarizes the levels of phantom unit awards that were available to participants in the 2014 program:

	Phantom Unit Award Opportunity (2)
Incentive Level (1)	Minimum	Target	Stretch
1	3,780	10,800	16,200
2	2,520	7,200	10,800
3	1,892	5,400	8,100
4	1,260	3,600	5,400
5	632	1,800	2,700

(1)	Mr. Grube is the only employee and named executive officer who was eligible for a long-term unit-based award under Incentive Level 1. Mr. Murray, Ms. Straumins, Mr. Barnhart and Mr. Anderson were the only employees and named executive officers who were eligible for a long-term unit-based award under Incentive Level 2.
(2)	Ms. Straumins was appointed executive vice president — strategy and development effective October 28, 2014; Ms. Straumins resigned from this position on March 31, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,400 units Ms. Straumins forfeited upon her resignation. Mr. Barnhart was appointed executive vice president — operations effective October 28, 2014; Mr. Barnhart resigned from this position on March 11, 2015 — the 2014 unit award amount presented in the above table does not give effect to the 5,400 units Mr. Barnhart forfeited upon his resignation.

Description of Employment Agreements

Employment Agreement with F. William Grube, Chief Executive Officer and Vice Chairman of the Board during the 2014 year. We have an employment agreement with Mr. Grube dated as of January 31, 2006 (the “Grube Effective Date”). The initial term of the employment agreement was five years and would have expired on January 31, 2011 (the “Employment Period”), but for the automatic extensions of an additional twelve months added to the Employment Period beginning on the third anniversary of the Grube Effective Date, and on every anniversary of the Grube Effective Date thereafter, unless either party notifies the other of non-extension at least ninety days prior to any such anniversary date. As neither we nor Mr. Grube provided notice of a non-renewal of the agreement within the ninety day period prior to January 31, 2014 and his agreement was not amended in connection with his change in title during the 2015 year, the effective term now extends to at least January 31, 2017.

The agreement provides for an initial annual base salary of approximately $333,000, subject to various annual adjustments by the board of directors of our general partner that have been made following the Grube Effective Date, as well as the right to participate in the LTIP, other bonus plans, our retirement, health and welfare benefit plans, and the use of an automobile. Mr. Grube will generally be entitled to receive a payout or distribution of at least 150% of the amount of any cash, equity or other payout or distribution that may be made to any other executive officer under the terms of these plans. Mr. Grube’s employment agreement may be terminated at any time by either party with proper notice. The potential severance benefits provided within the employment agreement are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below. For the term of the employment agreement and for the one-year period following the termination of employment, Mr. Grube is prohibited from engaging in competition (as defined in the employment agreement) with us and soliciting our customers and employees.

Employment Agreements with R. Patrick Murray, II, Executive Vice President and Chief Financial Officer, Jennifer G. Straumins, Executive Vice President — Strategy and Development and Timothy R. Barnhart, Executive Vice President — Operations. We maintain an employment agreement with Mr. Murray, and we maintained an employment agreement with Ms. Straumins and Mr. Barnhart, each of which had an effective date of May 7, 2014 (the “Effective Date”). The initial term of Mr. Murray’s employment agreement is three years and will expire on May 7, 2017, but for the automatic extensions of an additional twelve months beginning on the third anniversary of the Effective Date, and on every anniversary of the Effective Date thereafter, unless either party notifies the other of non-extension at least 180 days prior to any such anniversary date. Ms. Straumins and Mr. Barnhart’s employment agreements were terminated in connection with their resignations in the 2015 year.

As of December 31, 2014, the agreements provided for an initial annual base salary of approximately $329,600, $360,500 and $309,000, for Mr. Murray, Ms. Straumins and Mr. Barnhart, respectively, subject to various annual adjustments by the board of directors of our general partner that have been made following the Effective Date, as well as the right to participate in the LTIP, other bonus plans, our retirement, health and welfare benefit plans, and the use of an automobile. The potential severance benefits provided within the employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below. For the term of their employment agreements and for the one-year period following the termination of employment, Mr. Murray, Ms. Straumins and Mr. Barnhart are prohibited from engaging in competition (as defined in their employment agreements) with us and soliciting our customers and employees. With respect to Mr. Barnhart and Ms. Straumins, the “Potential Payments Upon Termination or Change in Control” section also contains details regarding separate severance and consulting agreements entered into at the time of their respective terminations of employment during the 2015 year.

Salary in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of salary for 2014.

Salary Percentage for 2014

Name	Percentage of Total Compensation
F. William Grube	36%
R. Patrick Murray, II	39%
Jennifer G. Straumins	41%
Timothy R. Barnhart	32%
William A. Anderson	38%

Outstanding Equity Awards at Fiscal Year-End

Our named executive officers had the following outstanding equity awards at December 31, 2014.

Outstanding Equity Awards at December 31, 2014

	Unit Awards
Name	Number of Units That Have Not Vested (1)	Market Value of Units That Have Not Vested (2)
F. William Grube	18,313	$410,394
R. Patrick Murray, II	11,869	$265,984
Jennifer G. Straumins	11,029	$247,160
Timothy R. Barnhart	13,698	$306,972
William A. Anderson	10,800	$242,028

(1)	These units are scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	F. William Grube	R. Patrick Murray, II	Jennifer G. Straumins (3)	Timothy R. Barnhart (4)	William A. Anderson
July 1, 2015	1,360	532	229	1,348	—
December 31, 2015	10,800	7,200	7,200	7,200	7,200
July 1, 2016	753	391	—	1,004	—
December 31, 2016	2,700	1,800	1,800	1,800	1,800
July 1, 2017	—	146	—	546	—
December 31, 2017	2,700	1,800	1,800	1,800	1,800

Total	18,313	11,869	11,029	13,698	10,800

(2)	Market value of phantom units reported in these columns is calculated by multiplying the closing market price of $22.41 of our common units at December 31, 2014 (the last trading day of the fiscal year) by the number of units.
(3)	Ms. Straumins was appointed executive vice president — strategy and development effective October 28, 2014; Ms. Straumins resigned from this position on March 31, 2015 and forfeited all 11,029 unvested units upon her resignation.
(4)	Mr. Barnhart was appointed executive vice president — operations effective October 28, 2014; Mr. Barnhart resigned from this position on March 11, 2015 and forfeited all 13,698 unvested units upon his resignation.

Options Exercises and Stock Vested

Our named executive officers exercised no options and had a total of 80,308 phantom units related to the Deferred Compensation Plan and the LTIP vest during the year ended December 31, 2014. The vested units related to the Deferred Compensation Plan will remain in the Deferred Compensation Plan until the earlier of the date specified by each participant and the participant’s termination of employment.

Unit Awards Vested During Year Ended December 31, 2014

	Unit Awards
Name	Number of Units Vested	Value Realized on Vesting (1)
F. William Grube	22,907	$545,685
R. Patrick Murray, II	14,441	$338,227
Jennifer G. Straumins	13,932	$323,258
Timothy R. Barnhart	16,428	$398,643
William A. Anderson	12,600	$282,366

(1)	Market value of phantom units reported in this column is calculated by multiplying the closing market price of our common units on the vesting date by the number of units vesting on such date.

Pension Benefits

Executive	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefits (2)	Payments During 2014
Timothy R. Barnhart	Penreco Pension Plan	26.3205	$420,085	$—

(1)	Mr. Barnhart’s “Number of Years of Credited Service” is computed using the same pension plan measurement dates used for our financial statement reporting purposes with respect to our audited consolidated financial statements for the 2014 fiscal year; a further description can be found in Note 12 to such statements included in our 2014 Annual Report. This column contemplates Mr. Barnhart’s previous employment with Penreco, as well as our decision to freeze account benefit accumulation for all salaried participants as of January 31, 2009.
(2)	In addition to the assumptions noted within Note 12 to our audited consolidated financial statements for the 2014 fiscal year, the assumptions used to calculate the amounts shown in the “Present Value of Accumulated Benefits” column above are as follows: (a) payments under the Pension Plan were assumed to begin for Mr. Barnhart at age 65; (b) the December 31, 2014 Financial Accounting Standards (“FAS”) disclosure weighted average discount rate of 3.92% was used; and (c) payments assumed to be made following age 65 were also discounted using the FAS disclosure mortality assumption (no mortality was assumed prior to age 65).

We acquired Penreco from ConocoPhillips and M.E. Zukerman Specialty Oil Corporation on January 3, 2008. In connection with this acquisition, we also took over the Penreco Pension Plan, a noncontributory defined benefit plan, in which both salaried and union employees were entitled to participate (the “Pension Plan”). However, while we agreed to maintain and continue administration of the Pension Plan, we froze the plan as in effect for salaried employees effective January 31, 2009. “Freezing” this portion of the Pension Plan meant that no more salaried employees were permitted to join the plan following January 31, 2009, and the accounts of current participants were not permitted to accrue further benefits following January 31, 2009.

Mr. Timothy R. Barnhart, as a former salaried Penreco employee, participated in the Pension Plan. Salaried employees such as Mr. Barnhart were eligible to participate in the plan following one year of completed service. The Pension Plan is intended to provide a “normal” pension benefit to participants upon their “normal” retirement age of 65. A normal retirement benefit is equal to the greater of: (1) the sum of (a) one and one-sixth percent of the participant’s “final average compensation” multiplied by his years of service prior to 1974, plus (b) one and one-tenth percent of a participant’s “final average compensation” multiplied by his years of service after 1973, plus (c) five-tenths percent of the amount of the participant’s monthly “final average compensation” in excess of the participant’s final “covered compensation” in the year of retirement, multiplied by his years of service after 1973; or (2) $40 multiplied by a participant’s years of service; or (3) the accrued pension amount as determined under the terms of the Pension Plan as in effect on June 30, 2003. Once the greatest of these three options is determined, a normal pension will then be calculated by subtracting the pension benefit determined under two of the various superseded and prior plans, or the pension benefit as calculated under the union employee portion of the Pension Plan if the participant was previously a participant in that portion of the Pension Plan.

The “average final compensation” is the highest monthly “considered compensation” of a participant during the 60 consecutive months immediately prior to January 31, 2009. A participant’s “considered compensation” under the Pension Plan consists of all of the compensation actually provided to a participant in consideration of his performance of services to his employer that is considered taxable wages, excluding any compensation received from the exercise of stock options, from distributions of any other employee benefit plan accounts, or amounts paid by his employer for life insurance policies; this amount will be limited to the amount as noted in Code section 401(a)(17)(B) for an applicable year (which was $260,000 for the 2014 year). However, due to our freezing of benefits in 2009, no amount of compensation earned after January 31, 2009 shall be deemed “considered compensation” for purposes of the Pension Plan. “Covered compensation” under the Pension Plan means the average taxable wage base during the 35 years immediately prior to the date the participant reaches the social security retirement age.

Other than a “normal” retirement, there are various events that would require or allow the distribution of Pension Plan accounts. Participants may receive an “early” retirement benefit upon reaching the age of 55 but prior to reaching age 65. In the event that a participant suffers a “disability” prior to normal retirement, the participant will be eligible to receive a disability pension benefit upon reaching the age of 65. If a participant works past the age of 65, his Pension Plan benefit will not be calculated differently than if calculated at age 65. If a participant separates from service prior to retirement, the retirement benefit will be calculated based upon years of service completed at the separation date, although payments will not begin until the participant reaches a normal or early retirement age. As of December 31, 2014, Mr. Barnhart was not yet eligible to receive an “early” or a “normal” retirement benefit pursuant to the Pension Plan. Any participant in the Pension Plan as of January 31, 2009 was also considered fully vested in his or her account, thus Mr. Barnhart is 100% vested in all portions of his Pension Plan account.

A normal form of payment will be distributed in a monthly annuity payment, but a participant may also elect a different monthly benefit amount prior to normal retirement, which would allow the participant to receive a reduced pension amount while continuing to provide for a surviving spouse upon his death, known as a joint and survivor annuity benefit. This will typically provide a 50% benefit as a retirement benefit and 50% will be deferred until it is needed for surviving spouse support, although the participant and his spouse may make written elections to alter these percentages during the participant’s service.

Nonqualified Deferred Compensation

The Deferred Compensation Plan became effective as of January 1, 2009. The Deferred Compensation Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A of the Code. Our obligations under the Deferred Compensation Plan will be general unsecured obligations to pay deferred compensation in the future to eligible participants in accordance with the terms of the Deferred Compensation Plan from our general assets. The compensation committee of our general partner’s board of directors acts as the plan administrator.

	Nonqualified Deferred Compensation Table for 2014
	Executive Contributions in 2014 (1)	Company Contributions in 2014 (2)	Aggregate Earnings in 2014 (3)	Aggregate Withdrawals/ Distributions in 2014 (4)	Aggregate Balance at end of 2014 (5)
F. William Grube	$—	$—	$67,524	$—	$724,874
R. Patrick Murray, II	$18,419	$6,140	$33,812	$—	$369,250
Jennifer G. Straumins	$—	$—	$15,842	$413,519	$82,670
Timothy R. Barnhart	$—	$—	$70,828	$—	$748,741
William A. Anderson	$—	$—	$—	$—	$—

(1)	Executive contributions in 2014 represent phantom units granted to certain of our named executive officers based on their individual elections to defer all or a portion of their cash incentive award under the Cash Incentive Plan related to the 2014 fiscal year into the Deferred Compensation Plan. All amounts reflected in this column were also reported as compensation for the 2014 year in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	Our contributions in 2014 represent discretionary matching contributions made in the form of phantom units granted to our named executive officers based on their individual elections to defer all or a portion of their cash award under the Cash Incentive Plan related to the 2014 fiscal year into the Deferred Compensation Plan.
(3)	Aggregate earnings in 2014 represent additional phantom units earned through DERs in the applicable named executive officer’s Deferred Compensation Plan account on phantom units granted under the executive contribution and the discretionary matching contribution in fiscal years 2013, 2012, 2011, 2010 and 2009. These amounts, which represent the fair value of the phantom units earned on the corresponding dates of our distributions to our unitholders in fiscal year 2014, are included as compensation in 2014 under “Unit Awards” in the Summary Compensation Table.
(4)	Represents phantom units previously elected to defer upon vesting until July 1, 2014. The amount reported in this column represents the fair market value of the common units on the distribution date.
(5)

While the aggregate balance of each participant’s Deferred Compensation Plan account at the end of the fiscal year is comprised of the phantom units related to the executive and discretionary matching contributions as well as the phantom units attributable to aggregate earnings accumulated during the 2014 year, the dollar amount of each participant’s account as of December 31, 2014 was determined by multiplying all phantom units deemed to be included in the participant’s account by the closing price of our common units on December 31, 2014, which was $22.41. The phantom units associated with each executive’s account as of December 31, 2014 were as follows: Mr. Grube, 32,346; Mr. Murray, 16,477; Ms. Straumins, 3,689 and Mr. Barnhart, 33,411. Subject to the executive’s continued employment with us, these phantom units will become vested over a four year period (except for phantom units associated with executive contributions, which are fully vested at the time of cash incentive deferral), but such vesting applies to the number of phantom units credited to the participant’s account, and not the value of the account at any given time. The value of the executives’ accounts will fluctuate due to the fact that the value of their phantom units will track the value of our common units. Also, please keep in mind that the executives’ accounts are not currently fully vested; subject to the forfeiture provisions described below, these amounts do not reflect the payout amount that an executive would receive if he or she voluntarily left our service prior to vesting. The amounts in this column also include amounts that were previously reported as compensation in the Summary Compensation Table during previous years as follows: (a) for 2009, Mr. Grube, $113,348; Mr. Murray, $49,354 and Mr. Barnhart, $74,939 (b) for 2010, Mr. Grube, $115,373; Mr. Murray, $28,553; Ms. Straumins, $43,590 and Mr. Barnhart, $66,178 (c) for 2011, Mr. Grube, $160,800; Mr. Murray, $52,664 and Mr. Barnhart, $97,726 (d) for 2012, Mr. Murray, $58,384 and Mr. Barnhart, $216,811 and (e) for 2013, Messrs. Grube, Murray and Barnhart and Ms. Straumins, $0.

The named executive officers, as well as other officers and key employees, participate in the Deferred Compensation Plan by making an annual irrevocable election to defer all or a portion of their annual cash incentive award for the year. The deferred amounts will be credited to the participants’ accounts in the form of phantom units, and will receive DERs to be credited in the form of additional phantom units to the participants’ account. We have the discretion to make matching contributions of phantom units or purely discretionary contributions of phantom units, in amounts and at times as the compensation committee determines appropriate. For the 2014 year, the compensation committee authorized matching contributions of deferred amounts related to the 2014 fiscal year. For each equivalent three phantom units credited to a participant’s account at the time the 2014 cash incentive award will be paid during the first quarter of 2015, we will match with one additional phantom unit credited to the participant’s account. Participants will at all times be 100% vested in amounts they have deferred; however, amounts we have contributed may be subject to a vesting schedule, as determined appropriate by the compensation committee. The 2014 matching contributions related to fiscal year 2014 will vest ratably over four years on each July 1 beginning July 1, 2016. The participants’ accounts are adjusted at least quarterly to determine the fair market value of our phantom units, as well as any DERs that may have been credited in that time period. Distributions from the Deferred Compensation Plan are payable on the earlier of the date specified by each participant and the participant’s termination of employment. Death, disability, normal retirement or our change of control (as such terms are defined within the LTIP) require automatic distribution of the Deferred Compensation Plan benefits, and will also accelerate at that time the vesting of any portion of a participant’s account that has not already become vested. Benefits will be distributed to participants in the form of our common units, cash or a combination of common units and cash at the election of the compensation committee. In the event that accounts are paid in common units, such units will be distributed pursuant to the LTIP. Unvested portions of a participant’s account will be forfeited in the event that a distribution was due to a participant’s voluntary resignation or a termination for cause. To ensure compliance with Section 409A of the Code, distributions to participants that are considered “key employees” (as defined in Code Section 409A of the Code) may be delayed for a period of six months following such key employees’ termination of employment with us.

Ms. Straumins was appointed executive vice president — strategy and development effective October 28, 2014; Ms. Straumins resigned from this position on March 31, 2015 and received a deferred compensation payment in the amount of 3,595 units upon her resignation. Mr. Barnhart was appointed executive vice president — operations effective October 28, 2014; Mr. Barnhart resigned from this position on March 11, 2015 and received a deferred compensation payment in the amount of 31,727 units upon his resignation.

Potential Payments Upon Termination or Change in Control

We provide certain of our named executive officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations without cause or resulting from change in control transactions where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the unitholders’ interests at all times. In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements that we do or did maintain with Messrs. Grube, Murray and Barnhart and Ms. Straumins contain severance and change in control provisions.

In the event that a payment is triggered under the employment agreements, the agreements require that Messrs. Grube, Murray and Barnhart and Ms. Straumins would be eligible to receive payments as soon as administratively possible, though if Code Section 409A would subject them to additional taxes upon receipt of the payments, we would delay the payment of these amounts for a period of six months and provide for interest to accrue on such delayed amounts at the maximum nonusurious rate from the date of the originally scheduled payment date. The agreements also provided that Messrs. Grube, Murray and Barnhart and Ms. Straumins would be eligible to receive an additional sum from us in the event that any termination payments we provided to them are considered “parachute” payments pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); a parachute payment could occur in connection with a change in control or a termination of employment that was also in connection with a change in control, but such a payment would not occur in the event of a termination of Messrs. Grube’s, Murray’s and Barnhart’s and Ms. Straumins’ employment that was not in connection with a change in control. This additional payment, if necessary, would equal the amount necessary to place them in the same after-tax position they would have been in absent the additional excise taxes imposed by Section 280G of the Code. Lastly, severance potentially payable to the executives under their employment agreements was partially provided in consideration for the executive’s agreement not to compete with us or solicit our employees for a period of one year following a termination of employment.

The employment agreements in place as of December 31, 2014 contain the following definitions for each of the possible “triggering events” that could have resulted in a termination payment to the below referenced named executive officers as of December 31, 2014:

•	Cause. Mr. Grube may be terminated for cause due to: (i) Mr. Grube’s willful and continuing failure (excluding as a result of his mental or physical incapacity) to perform his duties and responsibilities with us; (ii) Mr. Grube’s having committed any act of material dishonesty against us or any of its affiliates as defined in the employment agreement; (iii) Mr. Grube’s willful and continuing breach of the employment agreement; (iv) Mr. Grube’s having been convicted of, or having entered a plea of nolo contendre to any felony; or (v) Mr. Grube’s having been the subject of any final and non-appealable order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud.

The employment agreements applicable to Messrs. Murray and Barnhart and Ms. Straumins could be terminated for cause if: (i) executive materially breached their employment agreement or any other compensatory agreement (including any equity or incentive-based compensation agreement (with any member of the Company Group (as defined in their agreement) or any Affiliate (as defined in their agreement) thereof, including executive’s material breach of any representation, warranty or covenant made under their agreement, or executive’s material breach of any policy, code of conduct or code of ethics established by a member of the Company Group and applicable to executive; (ii) executive’s commission of an act of fraud, theft or embezzlement, in each case having the effect of materially injuring the Company’s business or interests; (iii) executive’s commissions of an act of gross negligence, willful misconduct or breach of fiduciary duty; (iv) the conviction of executive, or a plea of nolo contendere by executive, to any felony (or state law equivalent) or any crime involving moral turpitude; or (v) executive’s willful failure or refusal (other than due to executive’s disability) to perform executive’s obligations pursuant to their agreement or to follow any lawful directive from the Company, as determined by the board of directors; provided, however, that if executive’s actions or omissions were of such a nature that they could be cured, such actions or omissions must remain uncured 30 days after the Company or the board of directors provided the executive written notice of the obligation to cure such actions or omissions

•	Change in Control. Messrs. Grube’s, Murray’s and Barnhart’s and Ms. Straumins’ agreements stated that a change in control may occur upon any of the following events:

•	any “person” or “group,” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or its Affiliates, or Fred M. Fehsenfeld Jr. or F. William Grube or their respective immediate families or Affiliates, becomes the beneficial owner, by way or merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the outstanding equity interests of the Company;

•	a person or entity other than the Company or an Affiliate of the Company becomes the general partner of the Company; or

•	the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Company in one or more transactions to any person other than an Affiliate of the Company.

•	Good Reason. Good reason under Mr. Grube’s employment agreement includes: (i) any material breach by us of the employment agreement; (ii) any requirement by us that Mr. Grube relocate outside of the metropolitan Indianapolis, Indiana area; (iii) failure of any successor to us to assume the employment agreement not later than the date as of which it acquires substantially all of the equity, assets or business of us; (iv) any material reduction in Mr. Grube’s title, authority, responsibilities, or duties (including a change that causes him to cease being a member of the board of directors or reporting directly and solely to the board of directors); or (v) the assignment of Mr. Grube any duties materially inconsistent with his duties as our chief executive officer.

The employment agreements applicable to Messrs. Murray and Barnhart and Ms. Straumins gave the executive the right to terminate employment under their employment agreements, upon the occurrence of any of the following good reason events, within 60 days of, and in connection with or based upon, without executive’s prior consent: (i) material diminution in executive’s total compensation opportunity in effect on the Effective Date; (ii) material breach by the Company of any of its covenants or obligations under their agreement; (iii) material reduction in executive’s authority, duties or responsibilities or reporting relationships; (iv) the involuntary relocation of the geographic location of executive’s principal place of employment by more than 30 miles from the location of executive’s principal place of employment as of the Effective Date; and (v) following a Change in Control (as defined in the agreement), the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided however, that notwithstanding the foregoing provisions or any other provisions of their agreement to the contrary, any assertion by executive of a termination for Good Reason (as defined in their agreement) would not be effective unless all of the following conditions were satisfied: (i) the conditions described above giving rise to executive’s termination of employment must have arisen without executive’s consent; (ii) executive must have provided written notice to the Board of the existence of such condition(s) within 30 days of the initial existence of such condition(s); (iii) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (iv) the date of executive’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

•	Totally Disabled. Disabled under Mr. Grube’s employment agreement states that if he is unable to perform his duties under the employment agreement by reason of mental or physical incapacity for 90 consecutive calendar days during the Employment Period, provided that we will not have the right to terminate his employment for disability if in the written opinion of a qualified physician reasonably acceptable to us is delivered to the us within 30 days of our delivery to Mr. Grube of a notice of termination (as defined in the employment agreement) that it is reasonably likely that Mr. Grube will be able to resume his duties on a regular basis within 90 days of the notice of termination and Mr. Grube does resume such duties within such time.

Under Messrs. Murray’s and Barnhart’s and Ms. Straumins’ employment agreements, we have or had the right to terminate the executive’s employment if the executive is unable to perform, with reasonable accommodation, the essential functions of the executive’s position by reason of any medically determinable physical or mental impairment or other incapacity that can be reasonably expected to result in death or can be reasonably expected to last for a period in excess of 180 days, whether or not consecutive.

As of the date of this filing, Messrs. Grube’s and Murray’s employment agreements as described above remain in full effect. The employment agreements for Mr. Barnhart and Ms. Straumins terminated in connection with their respective resignations in 2015, and we entered into severance and consulting agreements with each of them that will govern the compensation and benefits that they were eligible to receive in connection with that termination of employment, as well as their ongoing responsibilities to us during a consulting services period.

We entered into the severance and consulting agreements with Ms. Straumins and Mr. Barnhart in order to secure their continued assistance and cooperation in a consulting role following their resignations. The agreements became effective following their respective resignations in March of 2015. The agreements provide for a one-year term of consulting service and service payments of $371,315 and $318,270 to Ms. Straumins and Mr. Barnhart, respectively. The severance agreements further provide for a cash award equal to the value each would have received as an Incentive Level 1 employee under our Cash Incentive Plan had the company achieved the “target” level for calendar year 2015 (described further above in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”). Under the severance and consulting agreements, Ms. Straumins and Mr. Barnhart are provided free and clean title to their company automobile and reimbursed for twelve months of COBRA insurance coverage should they remain eligible for and timely elect such coverage.

Change of Control Pursuant to Long-Term Incentive Plan

Unless specifically provided otherwise in the named executive officers’ individual award agreement, upon a Change of Control all outstanding awards granted pursuant to the LTIP shall automatically vest and be payable at their maximum target level or become exercisable in full, as the case may be, or any restricted periods connected to the award shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. We provide these “single-trigger” change of control benefits because we believe such benefits are important retention tools for us, as providing for accelerated vesting of awards under the LTIP upon a Change of Control enables employees, including the named executive officers, to realize value from these awards in the event that we go through a change of control transaction. In addition, we believe that it is important to provide the named executive officers with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. Whether or not a change of control results in a termination of our officers’ employment with us or a successor entity, we want to provide our officers with certain guarantees regarding the importance of equity incentive compensation awards they were granted prior to that change of control. Further, we believe that change of control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change of control. Also, we believe that such protection maximizes unitholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our unitholders, whether or not the executive will continue to be employed.

For purposes of the LTIP, a Change of Control shall be deemed to have occurred upon one or more of the following events: (i) any person or group, other than a person or group who is our affiliate, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of our outstanding equity interests; (ii) a person or group, other than our general partner or one of our general partner’s affiliates, becomes our general partner; or (iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of our assets or the assets of our general partner in one or more transactions to any person or group other than an a person or group who is our affiliate. However, in the event that an award is subject to Code Section 409A, a Change of Control shall have the same meaning as such term in the regulations or other guidance issued with respect to Code Section 409A for that particular award.

Under the LTIP, the awards will also accelerate upon a termination due to death, disability or a normal retirement upon or after reaching the age of 66. The Board has the final authority to determine if a disability is permanent or of a long term duration resulting in termination from us. A “disability” per the terms of the LTIP grant means (i) a participant’s inability to engage in any substantial gainful activity by reason of a physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months, or (ii) the participant is, by reason of a physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months, receiving income replacement benefits for a period of not less than 3 months under one of our accident and health plans. We have determined that providing acceleration of the LTIP awards upon a death or disability is appropriate because the termination of a participant’s employment with us due to such an occurrence is often an unexpected event, and it is our belief that providing an immediate value to the participant or his or her family, as appropriate, in such a situation is a competitive retention tool. We also believe that providing for acceleration upon a normal retirement is appropriate due to the fact that the definition of a normal retirement requires an executive to remain employed with us until late in his or her career, and the acceleration of their equity awards upon such an event provides the executives with a reassurance that they will receive value for their awards at the end of their career. We have determined that it is in the unitholders’ best interest to provide such retention tools with respect to our equity compensation awards due to the fact that we strive to retain a high level of executive talent while competing in a very aggressive industry.

Change of Control with Respect to Deferred Compensation Plan Participants

The Deferred Compensation Plan provides the executives with the opportunity to defer all or a portion of their eligible compensation each year. At the time of their deferral election, the executive may choose a day in the future in which a payout from the plan will occur with regard to their vested account balance, or, if earlier, the payout of vested accounts will occur upon the executive’s termination from service for any reason. Despite the executive’s payout election date, however, the Deferred Compensation Plan accounts will also receive accelerated vesting and a pay out in the event of the executive’s termination from service due to death, disability or normal retirement, or upon the occurrence of a Change of Control.

A “disability” under the Deferred Compensation Plan means (i) a participant’s inability to engage in any substantial gainful activity by reason of a physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months, or (ii) the participant is, by reason of a physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months, receiving income replacement benefits for a period of not less than 3 months under one of our accident and health plans. A “normal retirement” means a participant’s termination of employment on or after the date that he or she reaches the age of 66.

There are various connections between the Deferred Compensation Plan and the LTIP. A “Change of Control” for the Deferred Compensation Plan shall have the same definition as that term within the LTIP noted above. Our compensation committee also has the discretion to pay Deferred Compensation Plan accounts in either cash or our common units. In the event that a Deferred Compensation Plan account is settled in our common units, those units will be issued pursuant to the LTIP. For purposes of this disclosure we have assumed that the compensation committee would determine to settle the Deferred Compensation Plan accounts solely in our common units, meaning that the amounts below would reflect the fair market value of common units that could be issued pursuant to the LTIP in connection with a termination of employment or a Change of Control. Please note that the compensation committee’s decision regarding such a settlement could not be determined with any certainty until such an event actually occurred.

The table below reflects the amount of compensation payable to our named executive officers in the event of a termination of employment or a change in control of the Company on December 31, 2014. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our unitholders. Please note that the hypothetical numbers below for Mr. Barnhart and Ms. Straumins were calculated using assumptions that were applicable as of December 31, 2014, and do not take their respective severance and consulting agreements into account.

Name	Benefits	Termination by Us Without Cause, or Good Reason Termination by Executive	Termination by Us for Cause, or Without Good Reason Termination by Executive	Termination by Us Without Cause, or Good Reason Termination, in Connection with a Change in Control	Termination Due to Death or Disability	Change in Control
F. William Grube	Base Salary (1)	$1,323,387	$—	$1,323,387	$—	$—
	Compensation Incentive Awards (2)	302,184	—	302,184	302,184	—
	Long-Term Incentive Plan (3)	786,591	—	786,591	786,591	786,591
	Deferred Compensation Plan (4)	724,874	724,874	724,874	724,874	724,874

	Total	$3,137,036	$724,874	$3,137,036	$1,813,649	$1,511,465

R. Patrick Murray, II	Base Salary (1)	$494,400	$—	$988,800	$—	$—
	Compensation Incentive Awards (2)	248,654	—	497,308	165,769	—
	Long-Term Incentive Plan (3)	524,394	—	524,394	524,394	524,394
	Deferred Compensation Plan (4)	393,811	393,811	393,811	393,811	393,811
	Post-Employment Health Care (5)	8,885	—	26,654	—	—
	Outplacement Assistance (6)	50,000	—	50,000	—	—

	Total	$1,720,144	$393,811	$2,480,967	$1,083,974	$918,205

Jennifer G. Straumins	Base Salary (1)	$540,750	$—	$1,081,500	$—	$—
	Compensation Incentive Awards (2)	302,184	—	604,368	201,456	—
	Long-Term Incentive Plan (3)	524,394	—	524,394	524,394	524,394
	Deferred Compensation Plan (4)	82,670	82,670	82,670	82,670	82,670
	Post-Employment Health Care (5)	8,883	—	26,649	—	—
	Outplacement Assistance (6)	50,000	—	50,000	—	—

	Total	$1,508,881	$82,670	$2,369,581	$808,520	$607,064

Timothy R. Barnhart	Base Salary (1)	$463,500	$—	$927,000	$—	$—
	Compensation Incentive Awards (2)	259,014	—	518,028	172,676	—
	Long-Term Incentive Plan (3)	524,394	—	524,394	524,394	524,394
	Deferred Compensation Plan (4)	748,741	748,741	748,741	748,741	748,741
	Post-Employment Health Care (5)	4,922	—	14,766	—	—
	Outplacement Assistance (6)	50,000	—	50,000	—	—

	Total	$2,050,571	$748,741	$2,782,929	$1,445,811	$1,273,135

(1)	As per their employment agreements as in existence on December 31, 2014, Mr. Grube would receive 3 times his base salary and Messrs. Murray and Barnhart and Ms. Straumins would receive 3 times their base salary if a qualifying termination occurs within twenty-four months following a Change in Control (“Change in Control Period”) or 1.5 times their base salary if the qualifying termination occurred at any time other than the Change in Control Period.
(2)	As per their employment agreements as in existence on December 31, 2014, for termination due to death or disability, Messrs. Grube, Murray and Barnhart and Ms. Straumins would have been entitled to receive a pro rata portion of any incentive compensation awards for the bonus year in which the termination occurs. For termination for good reason by the executive or by us without cause, Mr. Grube would be entitled to receive a pro rata portion of any compensation incentive awards for the bonus year in which the termination occurs and Messrs. Murray and Barnhart and Ms. Straumins would be entitled to 3 times their cash incentive bonus if a qualifying termination occurred with the Change in Control Period or 1.5 times their cash incentive bonus if the termination occurred at any time other than the Change in Control Period. For termination without good reason by executive or by us with cause, Messrs. Grube, Murray and Barnhart and Ms. Straumins would not be entitled to any pro rata portion of incentive compensation awards.
(3)

All amounts assumed that the executives received full vesting of equity awards due to the applicable qualifying termination or Change in Control event, and the value of all phantom units pursuant to equity awards under the LTIP were valued at our December 31, 2014 closing common unit price of $22.41. As required pursuant to Section 409A of the Code, in the event that any of the executives are also “key employees” as defined in Section 409A of the Code at the time a settlement would become due, we would delay the settlement of such an executive’s equity awards until the first day of the seventh month following the applicable event requiring settlement of equity awards under the LTIP.
(4)	All amounts assumed that the executives received full vesting of the accounts due to the applicable qualifying termination or Change in Control event, and the value of all phantom units held in the Deferred Compensation Plan accounts was valued at our December 31, 2014 closing common unit price of $22.41. As required pursuant to Section 409A of the Code, in the event that any of the executives are also “key employees” as defined in Section 409A of the Code at the time a settlement would become due, we would delay the settlement of such an executive’s account until the first day of the seventh month following the applicable event requiring settlement of the Deferred Compensation Plan account.
(5)	Per the employment agreements of Messrs. Murray and Barnhart and Ms. Straumins as in existence on December 31, 2014, in connection with certain qualifying terminations, if the executive timely and properly elected continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation act of 1985 (“COBRA”) then: (i) the Company would have reimbursed the executive for the difference between the monthly amount the executive paid to effect and continue such coverage for himself and spouse and eligible dependents, if any, and the monthly employee contribution amount that active similarly situated employees of the Company pay for the same or similar coverage under such group health plans; and (ii) on and after the date the executive is no longer eligible to receive COBRA continuation coverage, if the executive has not become eligible to receive coverage under a group health plan sponsored by another employer, then the Company shall pay a lump sum cash payment equal to the product of (x) the monthly reimbursement amount and (y) (A) if such termination does not occur within the Change of Control Period, 6 and (B) if such termination occurs within the Change in Control Period, 18.
(6)	Per the employment agreements for Messrs. Murray and Barnhart and Ms. Straumins as in existence on December 31, 2014, in connection with certain qualifying terminations, for the 12-month period beginning on their termination date, or until the executive begins other full-time employment with a new employer, whichever occurs first, the executive would be entitled to receive outplacement services that are directly related to the termination of the executive’s employment and are provided by a nationally prominent executive outplacement services firm, provided however, that the total amount of the expenses paid by Company shall not exceed $50,000. A maximum payment is assumed to be made.

Compensation of Directors

Officers or employees of our general partner who also serve as directors do not receive additional compensation for their service as a director of our general partner. Each director who is not an officer or employee of our general partner receives an annual fee as well as compensation for attending meetings of the board of directors and board committee meetings. Non-employee director compensation for 2014 consists of the following:

•	an annual fee of $50,000, payable in quarterly installments;

•	an annual award of 2,200 restricted or phantom units;

•	an audit committee chair annual fee of $8,000, payable in quarterly installments;

•	a non-chair audit committee member annual fee of $4,000, payable in quarterly installments;

•	all other committee chair annual fee of $5,000, payable in quarterly installments; and

•	all other committee member annual fee of $2,500, payable in quarterly installments.

In addition, we reimburse each non-employee director for his or her out-of-pocket expenses incurred in connection with attending meetings of the board of directors or board committees. Under certain circumstances, we will also indemnify each director for his or her actions associated with being a director to the fullest extent permitted under Delaware law.

The following table sets forth certain compensation information of our non-employee directors or former non-employee directors for the year ended December 31, 2014:

	Director Compensation Table for 2014
Name	Fees Earned or Paid in Cash	Unit Awards (1)	Total
Fred M. Fehsenfeld, Jr.	$55,000	$127,414	$182,414
James S. Carter	$60,500	$135,509	$196,009
William S. Fehsenfeld (2)	$37,500	$70,765	$108,265
Robert E. Funk	$58,000	$78,489	$136,489
George C. Morris III	$59,500	$107,340	$166,840
Nicholas J. Rutigliano (3)	$37,500	$119,092	$156,592
Daniel J. Sajkowski (4)	$12,500	$20,925	$33,425
Amy M. Schumacher (5)	$12,500	$20,925	$33,425

(1)	The amounts in this column are calculated based on the aggregate grant date fair value of (i) annual phantom unit awards to all non-employee directors, (ii) matching phantom unit awards granted to those non-employee directors who deferred all of the fees they earned in 2014 pursuant to the Deferred Compensation Plan and (iii) DERs credited in the form of phantom units earned on deferred fees and discretionary matches on such deferred fees. Please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Executive Deferred Compensation Plan” for a discussion of how we calculated these values. The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the fiscal year ending December 31, 2014 for a discussion of the assumptions used to determine the FASB ASC Topic 718 value of the awards.
(2)	Mr. W. Fehsenfeld retired from the board of directors on September 12, 2014.
(3)	Mr. Rutigliano retired from the board of directors on September 12, 2014.
(4)	Mr. Sajkowski joined the board of directors on September 12, 2014.
(5)	Ms. Schumacher joined the board of directors on September 12, 2014.

Annual Phantom Unit Awards

	Annual Director Phantom Unit Awards
	Grant Date	Number of Units Granted	Aggregate Grant Date Fair Value
Fred M. Fehsenfeld, Jr. (1)	November 24, 2014	2,200	$61,380
James S. Carter (1)	November 24, 2014	2,200	$61,380
William S. Fehsenfeld (2)	September 12, 2014	2,200	$60,962
Robert E. Funk (1)	November 24, 2014	2,200	$61,380
George C. Morris III (1)	November 24, 2014	2,200	$61,380
Nicholas J. Rutigliano (2)	September 12, 2014	2,200	$60,962
Daniel J. Sajkowski (1)	November 24, 2014	750	$20,925
Amy M. Schumacher (1)	November 24, 2014	750	$20,925

(1)	With respect to this award, 25% of the phantom units vested on December 31, 2014, entitling the director to receive an equal number of common units, with an additional 25% vesting on December 31st of each of the three successive years.
(2)	With respect to this award, 100% of the phantom units vested on September 12, 2014, entitling the director to receive an equal number of common units.

The following table summarizes the aggregate balance of each director’s or former director’s outstanding annual awards as of December 31, 2014:

	Annual Director Phantom Unit Awards
	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested
Fred M. Fehsenfeld, Jr.	3,300	$73,953
James S. Carter	3,300	$73,953
William S. Fehsenfeld	—	$—
Robert E. Funk	3,300	$73,953
George C. Morris III	3,300	$73,953
Nicholas J. Rutigliano	—	$—
Daniel J. Sajkowski	562	$12,594
Amy M. Schumacher	562	$12,594

Total	14,324	$321,000

Deferred Compensation Plan

Messrs. F. Fehsenfeld, Jr., Carter, W. Fehsenfeld, Morris and Rutigliano each elected to defer all of their fees earned related to fiscal year 2014 into the Deferred Compensation Plan. These deferred amounts are credited to the participant’s account in the form of phantom units, and will receive DERs to be credited to the participant’s account in the form of additional phantom units on the corresponding dates of our distributions to our unitholders. The compensation committee recommended, and the board of directors approved, a matching contribution of one phantom unit for each equivalent three phantom units deferred for those fees earned related to fiscal year 2014. Phantom units credited to a participant’s account pursuant to matching contributions also carry DERs to be credited to the participant’s account in the form of additional phantom units. The matching contribution for each participant for fiscal year 2014 was made on a quarterly basis as of the date of our quarterly board meetings related to fiscal year 2014.

The following table summarizes the aggregate balance of each director’s Deferred Compensation Plan account at the end of the fiscal year:

Director Nonqualified Deferred Compensation Table for 2014
Name	Number of Units	Aggregate Balance at end of 2014 (1)
Fred M. Fehsenfeld, Jr.	24,153	$541,269
James S. Carter	27,566	$617,754
William S. Fehsenfeld (2)	1,178	$26,399
Robert E. Funk	7,760	$173,902
George C. Morris III	12,900	$289,089
Nicholas J. Rutigliano (2)	22,907	$513,346

(1)	The dollar amount of each director’s account as of December 31, 2014 was determined by multiplying all phantom units deemed to be included in the participant’s account by the closing price of our common units on December 31, 2014, which was $22.41.
(2)	As a result of the retirement of Messrs. Fehsenfeld and Rutigliano, their respective Deferred Compensation Plan accounts will be distributed in the first quarter 2015.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are F. William Grube and Fred M. Fehsenfeld, Jr. Mr. Grube is our chief executive officer and vice chairman of the board of our general partner. Mr. F. Fehsenfeld, Jr. is the chairman of the board of our general partner. Please read Item 13 “Certain Relationships and Related Transactions and Director Independence — Specialty Product Sales and Related Purchases” in our 2014 Annual Report for descriptions of our transactions in fiscal year 2014 with certain entities related to Messrs. Grube and F. Fehsenfeld, Jr. No executive officer of our general partner served as a member of the compensation committee of another entity that had an executive officer serving as a member of our board of directors or compensation committee.

Risk Considerations in our Overall Compensation Program

Our compensation policies and practices are designed to provide rewards for high levels of financial performance. Currently, our incentive compensation programs are based on performance, at the Company level, relative to goals we set for distributable cash flow. In our assessment of risk related to such use of a single financial performance metric, we considered the relative difficulty for any employee to engage in an undue amount of risk-taking activity with a result that would be reasonably likely to have a material adverse effect on us due to the breadth and scope of activities, both operational and financial, across that organization that are captured in the calculation of distributable cash flow. Also, we considered the current approval controls that exist to mitigate against excessive risk-taking that might impact distributable cash flow and, in turn, our compensation programs. For example, we have specific approval policies related to the entry into derivative instruments, material commercial agreements and significant capital expenditures. Also, our full board of directors, as well as through the actions of its various committees, regularly assesses our key risk areas to monitor the impacts of such risks on our financial performance. Further, we considered the design of our incentive compensation programs, noting that the inclusion of both shorter-term cash incentive awards and longer-term unit awards further align the interest our employees and its unitholders. As a result of these considerations, we have concluded that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR

APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our common unitholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Restated LTIP, which we refer to as the Adjournment Proposal. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the Restated LTIP. If our common unitholders approve the Adjournment Proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our common unitholders who have previously voted against adoption of the Restated LTIP.

Vote Required

The approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting is required to approve the Adjournment Proposal. Accordingly, abstentions will have no impact on the outcome of the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” approval of the Adjournment Proposal. Common unitholders who hold their shares in “street name” and do not give instructions to their brokerage firm or other nominee will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of the Adjournment Proposal.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on December 10, 2015, beginning at 2:00 p.m. Eastern Time, at the Embassy Suites, 3912 Vincennes Road, Indianapolis, Indiana, 46268.

Purpose

At the special meeting, our common unitholders will act upon the following proposals:

•	a proposal to approve an amendment and restatement of the LTIP, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, the total number of common units available for delivery with respect to awards under the LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units; and

•	a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal.

Record Date

Our general partner has fixed the close of business on October 16, 2015 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. A complete list of such common unitholders will be available for inspection in our offices at 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, Indiana 46214, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date, October 16, 2015, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On October 16, 2015, there were 75,760,218 common units issued and outstanding.

Quorum

If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Vote Required

The LTIP Proposal requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the LTIP Proposal, which is referred to as the “votes cast,” must be greater than 50% of the total number of our outstanding common units. Once the votes cast requirement is satisfied, the number of votes cast “for” the LTIP Proposal must represent a majority of the votes cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the votes cast requirement, and abstentions have the effect of a vote against the LTIP Proposal.

The proxy provides common unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the common unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Revocation of Proxies

If you are a unitholder of record, you may change your vote at any time before the voting polls close at the special meeting by:

•	submitting a proxy with new voting instructions using the Internet or telephone voting system at any time prior to 11:59 p.m. Eastern Time on December 9, 2015;

•	delivering a later-dated, executed proxy card to Computershare Shareowner Services LLC, C/O Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068;

•	delivering a written notice of revocation of your proxy to Computershare Shareowner Services LLC, Computershare, P.O. Box 30170, College Station, TX 77842-3170, with optional overnight correspondence sent to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by employees of our general partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your common units electronically, via the Internet or by telephone, or by signing and returning the enclosed proxy card will help to avoid additional expense.

Adjournment

We may adjourn the special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies if there are not sufficient votes cast in favor of the

LTIP Proposal. In addition, our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

No Common Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the LTIP Proposal.

HOUSEHOLDING MATTERS

Common unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any common unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a common unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact us at (317) 328-5660, attention Investor Relations, or write to Investor Relations, attention Noel Ryan, Calumet Specialty Products Partners, L.P., 2780 Waterfront Pkwy. East Drive, Suite 200, Indianapolis, Indiana 46214. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a common unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other common unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the common unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov. We also make available free of charge on our website at www.calumetspecialty.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE UNITHOLDERS MEETING

TO BE HELD ON DECEMBER 10, 2015

The Notice of Special Meeting of Common Unitholders, the Proxy Statement for the Special Meeting of

Common Unitholders and the Annual Report on Form 10-K for the year ended December 31, 2014 are available at 2780 Waterfront Pkwy. E. Drive, Suite 200, Indianapolis, Indiana 46214.

EXHIBIT A

CALUMET GP, LLC

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective December 10, 2015)

CALUMET GP, LLC

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

Section 1. Purpose and History of the Plan.

The Calumet GP, LLC Long-Term Incentive Plan (the “Plan”) has been adopted by Calumet GP, LLC, a Delaware limited liability company (the “Company”), the general partner of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership, the Company and their Affiliates by providing to Employees, Consultants and Directors incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company, the Partnership and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company, the Partnership and their Affiliates and to encourage them to devote their best efforts to advancing the business of the Company, the Partnership and their Affiliates.

The Plan was originally adopted January 24, 2006. The Board has approved this amendment and restatement of the Plan to be effective as of December 10, 2015, subject to the approval of the Partnership’s unitholders (the “Amendment Date”), in order to add additional Units that may be delivered with respect to Awards under the Plan, and to update certain other administrative provisions.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Amendment Date” has the meaning set forth in Section 1.

“ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard.

“Award” means an Option, Restricted Unit, Phantom Unit or Substitute Award granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit or Option.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events:

(i) any “person” or “group”, within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the outstanding equity interests of the Partnership;

(ii) a Person other than the Company or an Affiliate of the Company becomes the general partner of the Partnership; or

(iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Company or the Partnership in one or more transactions to any Person other than an Affiliate.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Internal Revenue Code, “Change of Control” shall have the meaning ascribed to such term in the regulations or other guidance issued with respect to Section 409A.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Consultant” means an individual who renders consulting services to the Company, the Partnership or an Affiliate.

“DER” means a distribution equivalent right, being a contingent right, granted in tandem with a specific Option or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the board of directors of the Company or an Affiliate who is not an Employee or a Consultant.

“Employee” means an employee of the Company, the Partnership or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee in such other manner as it may deem appropriate, and, to the extent applicable, in compliance with the requirements of Section 409A.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means an Employee, Consultant or Director granted an Award under the Plan.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued after the Amendment Date.

“Substitute Award” means an award granted pursuant to Section 6(c)(viii) of the Plan.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

Section 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

Section 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 3,883,960. Units withheld from an Award to satisfy the exercise price of such Award or the Company’s or an Affiliate’s minimum tax withholding obligations with respect to the Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award, the Units subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be granted and paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments. With respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.

Section 5. Eligibility.

Any Employee, Consultant or Director who performs services, directly or indirectly, for the benefit of the Partnership shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the Restricted Period and other conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but, except with respect to a Substitute Award, may not be less than the Fair Market Value of a Unit as of the date of grant of the Option.

(ii) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period with respect to an Option grant, which may include, without limitation, the provision for accelerated vesting up on the achievement of specified performance goals or other events, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, withholding Units to be acquired upon the Option exercise, or any combination of methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) Option DERs. To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Options Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, but in no event following the date that is two and  1⁄2 months following the vesting event, and subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(v) Deferral of Phantom Units. Notwithstanding any other provision in this Section 6(b), the Committee may provide for the deferral of a settlement of vested Phantom Units. Deferred settlement may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee at the time of award of the Phantom Unit and in accordance with the deferral provisions established for the Calumet Specialty Products Partners, L.P. Executive

Deferred Compensation Plan. Deferred settlement may include, without limitation, provisions for the payment or crediting of DERs during the deferral period.

(c) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Paragraph (C) below, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, but such term may not exceed 10 years.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Prohibition on Repricing of Options. Subject to the provisions of Section 4(c) or Section 7(c), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to (A) reduce the Unit exercise price of any outstanding Options, (B) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the exercise price thereof, (C) exchange any Option for

Units, cash or other consideration when the exercise price per Unit under such Option exceeds the Fair Market Value of the underlying Units, or (D) take any other action that would be considered a “repricing” of an Option under the listing standards of the applicable national securities exchange on which the Units are then listed. Subject to Section 4(c) or Section 7(c), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or to cancel and replace any outstanding Options with the grant of Options having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution for similar assumed, canceled or forfeited awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or an Affiliate of another entity or the assets of another entity. Such Substitute Awards that are Options may have exercise prices less than the Fair Market Value of a Unit on the date of such substitution.

Section 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or any other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of any event described in Section 4(c) of the Plan, any Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Partnership, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(A) provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(C) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting/performance criteria included in, outstanding Awards, or both;

(D) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, (i) with respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7(c).

Section 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Company, the Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by a committee made up of two or more “nonemployee directors” (as defined within Rule 16b-3) or the full Board. If such tax obligations are satisfied through the withholding of Units that are otherwise issuable to the Participant pursuant to an Award (or through the surrender of Units by the Participant to the Company), the maximum number of Units that may be so withheld (or surrendered) shall be the number of Units that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, continue consulting services or to remain on the Board, as applicable. Furthermore, the Company or an Affiliate may at any time dismiss a Participant from employment or consulting free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Employees employed by an entity other than the Company, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(m) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A and the regulations and guidelines issued thereunder are hereby incorporated by reference and, with respect to an Award the Committee intended to comply with Section 409A, shall control over any Plan or Award Agreement provision in conflict therewith. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A) on account of a “separation from service” (as defined under Section 409A), to the extent required by Section 409A to avoid the imposition of additional taxes or penalties, such payment shall not occur until the date that is six months plus one day from the date of such separation from service (or the date of the individual’s death, if earlier). Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest.

(n) Clawback Policy. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or the Partnership, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company and the Partnership reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

Section 9. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the earliest of (i) the date terminated by the Board or the Committee, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the Amendment Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, however, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

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A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain

1.	A proposal (the “LTIP Proposal”) to approve an amendment and restatement of the Partnership’s Amended and Restated Long-Term Incentive Plan (the “LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, the total number of common units available for delivery with respect to awards under the LTIP will be increased by 3,100,000 common units to an aggregate of 3,883,960 common units.	☐	☐	☐

2.	A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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027A3D

2015 Special Meeting Admission Ticket

2015 Special Meeting of

Calumet Specialty Products Partners, L.P. Unitholders

Thursday, December 10, 2015, at 2:00 p.m. Eastern Time

Embassy Suites, 3912 Vincennes Road

Indianapolis, Indiana, 46268

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Calumet Specialty Products Partners, L.P.

Notice of 2015 Special Meeting of Unitholders

Proxy Solicited by Board of Directors for Special Meeting — December 10, 2015

William H. Hatch or R. Patrick Murray, II, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Unitholders of Calumet Specialty Products Partners, L.P. to be held on December 10, 2015 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)